UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Waters Corporation

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# 2020 Proxy Statement

STEM

Waters

THE SCIENCE OF WHAT'S POSSIBLE.™

2020 Proxy Statement Waters THE SCIENCE OF WAHT'S POSSIBLE.tm

April 2, 2020

Dear Stockholders,

This proxy statement describes Waters’ accomplishments, practices, and governance in 2019.

I would be remiss, however, if I did not open by acknowledging the COVID-19 pandemic and related upheavals of early 2020. The impact of this public health crisis on our customers, the patients they serve, and our business environment, while still too early to assess, should not be minimized. If anything, this pandemic reinforces why a strong, efficient medical infrastructure and deep research foundation are essential to global health, especially when response to crisis needs to be rapid and scalable. At Waters, we are working hard to extend our purpose and capabilities to support these efforts.

So, how did we do in 2019?

First, despite headwinds from policy changes in China, European political uncertainties, and other shifts in customer-purchasing patterns, we delivered solid 2019 results:

•	We generated global revenues of $2.4 billion

•	We delivered 14% growth in earnings per share reflecting disciplined spending

•	We delivered industry-leading operating margins of 29.4%

•	We returned $2.5 billion to stockholders via share repurchases

•	Our stock price increased 24% in 2019

Second, amidst our more challenging operating environment, we placed extra focus on the factors within our control to enhance our strong market positioning and deliver cost savings, including:

•	We increased our investment in research and development 21% over the last four years. As a leading analytical laboratory technology company, our commitment to R&D sets us apart

•	We released a series of mass spectrometry systems products, including our award-winning BioAccord, Synapt XS, and Select Series Cyclic IMS that immediately contributed to revenues

•	We took actions to reduce operating costs, while increasing investment in capital expenditure

•	We acquired Andrew Alliance in early 2020, adding advanced robotics capabilities to our portfolio

Third, we benefited from additional strong drivers:

•

We continue to operate at less than half the industry’s employee turnover rate, and 40% of our people have been with us over a decade; we think this is highly significant in a specialized sector like ours

•	We attract a significant percentage of the market’s long-term focused ESG investors

•	We get high scores for how we are governed and operate sustainably

•	We operate in a sector (enabling human health care with sophisticated science) that is supported by strong demographic and financial tailwinds

I hope you stay with us on our important journey that translates improving human health into stakeholder value.

Sincerely,

Christopher J. O’Connell President and Chief Executive Officer

April 2, 2020

Dear Stockholders,

Waters Corporation’s products and services — such as chromatography systems and consumables, mass spectrometry systems, and thermal analysis technologies — contribute directly to the advancement of human health and well-being by playing a vital role in the creation of efficacious medical therapies, a safer food and environmental ecosystem, and higher quality materials we depend upon in many aspects of daily life. The importance of these contributions could never be more clear than during our global battle with COVID-19.

We are a values-centered organization, with approximately 7,500 employees around the world dedicated to delivering benefit to all of our stakeholders, including our customers, fellow employees, stockholders, and society. We are dedicated to purposeful innovation, developing our people and deploying leading sustainability practices.

Our governance profile is significantly more progressive than that of many companies our size. We have:

•	3/3/20/20 proxy access;

•	steadily refreshed and talented board, 30% of whom are women;

•	a AA rating from MSCI Inc.; and

•	the support of 18% of the long-term-focused ESG-focused funds that invest in U.S. companies.

•	Furthermore, in our efforts to continue advancing our governance profile, we recently separated our chairman and CEO roles.

On the following page “Waters Corporation at a Glance”, we summarize how our operations, oversight, and governance come together to support our financial, social, and environmental sustainability.

We operate in attractive markets, and market segments, which exhibited strong growth in 2019. Our stock price increased 24% and we realized a 42% return on invested capital in 2019.

We thank you for your investment in us, and ask for your voting support on the matters described in this proxy statement. We also invite you to participate at our meeting and welcome your input throughout the year.

Sincerely,

Dr. Flemming Ornskov Chairman of the Board of Waters Corporation

WATERS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, May 12, 2020

Time:	9:00 a.m., Eastern Time

Place:

The 2020 Annual Meeting (the “Annual Meeting”) of Waters Corporation (the “Company”) will be a virtual meeting held via the Internet. In order to attend, you must register in advance at www.proxydocs.com/wat prior to the deadline of May 7, 2020 at 5:00 p.m. Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Annual Meeting and will permit you to submit questions. You will not be able to attend the Annual Meeting in person.

Record Date:

March 18, 2020. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and vote at, the Annual Meeting. During the Annual Meeting, a list of the stockholders entitled to vote at the Annual Meeting will be available for inspection upon request.

Items of Business:	1. To elect directors to serve for the ensuing year and until their successors are elected;

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020;

3. To approve, by non-binding vote, executive compensation;

4. To approve the 2020 Equity Incentive Plan; and

5. To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

Voting:

Your vote is extremely important regardless of the number of shares you own. Whether or not you expect to attend the Annual Meeting virtually via the Internet, we urge you to vote as promptly as possible by telephone or Internet or by signing, dating, and returning a printed proxy card or voting instruction form, as applicable. If you attend the Annual Meeting, you may vote your shares electronically during the Annual Meeting even if you previously voted your proxy. Please vote as soon as possible to ensure that your shares will be represented and counted at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders

To be Held on May 12, 2020:

The Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are available at

http://www.proxydocs.com/wat.

We are making the Proxy Statement and the form of Proxy first available on or about April 2, 2020.

By order of the Board of Directors

Keeley A. Aleman
Senior Vice President,
General Counsel and Corporate Secretary

Milford, Massachusetts April 2, 2020

WATERS CORPORATION AT A GLANCE

This Proxy Statement (the “Proxy Statement”) is being furnished by the Board of Directors (the “Board”) of Waters Corporation (“Waters” or the “Company”) in connection with the Board’s solicitation of proxies (each a “Proxy” and, collectively, the “Proxies”) for use at the 2020 Annual Meeting (the “Annual Meeting”).

WHAT IS WATERS CORPORATION?

We are a company that enables delivery of high-quality health care globally via the provision of a collection of specialty measurement capabilities that enable high-value analytical technologies and scientific expertise. More specifically, Waters is the world’s leading manufacturer of specialty measurement tools, and primarily designs, manufactures, sells, and services instruments, consumables, and software that are used by life science, pharmaceutical, biochemical, industrial, nutritional safety, environmental, academic, and governmental customers working in research and development, quality assurance, and other laboratory applications. Our 13 manufacturing facilities and approximately 7,500 people provide products and services to people in over 100 countries via our operations in 35 countries. We generated revenue of US$2.4 billion in 2019 with a market capitalization of ~US$15 billion as of December 31, 2019.

WHAT MAKES US UNUSUAL AND SUSTAINABLE?

We invest in our people

•	~40% of our employees have been with us over a decade

•

Women at the VP-and-up level have increased to ~33% in 2019, from ~8% in 2015, matching the 30% female representation on our board — significant in a STEM-focused company. While there remains more work to do both at Waters and more broadly in STEM-focused industries, Waters remains committed to continuing to strengthen our company through ongoing diversity initiatives

•	Our employee engagement exercise attracts participation of over 90% of our people and helps inform our approaches to diversity, inclusion, development, preparedness, and responsiveness

We invest in research

•	One in seven of our employees works full-time in research and development, including ~250 PhDs

•	Our STEM Ambassador Initiative, science scholarships, and other programs support our talent pipeline as well as creating opportunities for under-represented populations

We invest in our operations

•	We are streamlining how we innovate, develop, and deliver our products

•	We are decreasing our environmental impact by, for instance, increasing natural resource efficiency

•	We are identifying opportunities in engineering, procurement, and operations to reduce the environmental impact of our products and supply chain

We invest in our communities and the planet

•	We have a goal to reduce our greenhouse gas (“GHG”) emissions by 30% by 2025, from a 2016 baseline. We have already cut GHG emissions by 9%

•	We have established and are pursuing a collection of robust 2025 sustainability goals

•

We work with non-governmental organizations and governments to create educational opportunities via the Girls STEM Summit, the Ron Burton Training Village, and the U.K. Museum of Science and Technology

We attract investment from long-term stockholders

•	~18% of long-term-focused environmental, social, and governance filtered funds that invest in U.S. companies have invested in Waters Corporation

•	We have leading governance provisions such as an independent board chair and proxy access and have good ESG scores from leading scorecards such as MSCI Inc. and Institutional Shareholder Services Inc.

HOW ARE WE DOING?

Rising global living standards and growing populations — as well as our continual investment in the future — have enabled our growth since our foundation in 1958 as reflected in this stock price chart:

Source: Yahoo Finance

WHAT IS NEW AT WATERS?

In March 2020, we enhanced our already strong governance profile, as mentioned in the letter from the Chairman of our Board (the “Chairman”) that opens this proxy, by separating our Chairman and Chief Executive Officer (“CEO”) positions.

We are very proud of our stockholder engagement efforts, highlighted by our biennial investor day and participation in seven investor conferences in 2019, as well as numerous direct investor visits. In 2019, we had over 350 meetings or calls with more than 400 investors and research analysts at nearly 250 firms, including the majority of our top 50 stockholders. The Board and management will continue to demonstrate that we are accountable to stockholders, and we will continue to seek to incorporate feedback to ensure we are acting in the best interests of our stakeholders.

PROPOSAL 1 — ELECTION OF DIRECTORS

WHO WE ARE

Director Skills, Experience, and Background

At Waters, we believe that tone for excellence and integrity is set at the top — with us, the Board. In this Proxy Statement, we highlight examples of our strong oversight actions and the exceptional stature, accomplishments, and diversity amongst our members.

Our diverse Board is currently comprised of ten directors (the “Directors”) with extensive industry experience and a broad set of skills, attributes, and backgrounds critical to providing us with strategic and operational oversight. Seven of our current Directors have served as a chief executive officer, six have had careers in industries relevant to our business, three have backgrounds in science and technology, four are experts in finance and capital allocation, two have accounting backgrounds, and two have served as a chief financial officer.

Our Board possesses a deep and broad set of skills and experiences that facilitate strong oversight and strategic direction for a leading global analytical instrument provider.

Christopher J. O’Connell President and Chief Executive Officer of the Company Director since 2015 Age: 53 Committees • None

Experience

President and Chief Executive Officer (March 2020 to present; September 2015 to January 2018); Chief Executive Officer and Chairman (January 2018 to March 2020)

Executive Vice President and President of the Restorative Therapies Group at Medtronic plc (August 2009 to August 2015); served in the following positions at Medtronic plc: Senior Vice President and President of Medtronic Diabetes, President of Medtronic Physio-Control, Vice President of Sales and Marketing for the Cardiac Rhythm Management business, Vice President/General Manager of the Patient Management business, Vice President of Corporate Strategy, Director of Investor Relations, and Corporate Development Associate (1994 to August 2009)

Qualifications

Mr. O’Connell has over 24 years of progressive leadership positions. Prior to Waters, Mr. O’Connell provided overall strategic direction and operational management of the Medtronic’s Restorative Therapies Group’s five divisions, as well as led the integration of the Group’s activities within the overall strategy of the corporation.

Other Public Company Boards

None

Linda Baddour Director since 2018 Age: 61 Committees • Audit

Experience

Executive Vice President and Chief Financial Officer of PRA Health Sciences (June 2007 to September 2018)

Chief Financial Officer and Accounting Officer at Pharmaceutical Product Development, Inc. (May 2002 to May 2007); Chief Accounting Officer (1997 to April 2007); Corporate Controller (1995 to 1997)

Controller of Cooperative Bank for Savings Inc. (1980 to 1995)

Qualifications

Ms. Baddour’s extensive experience as a senior financial executive provides the Waters Board with significant accounting, finance, and health care industry expertise.

Other Public Company Boards

None

Michael J. Berendt, Ph.D. Director since 1998 Age: 71 Committees • Audit • Science and Technology

Experience

Life sciences industry consultant (December 2016 to present)

Chief Executive Officer and Chief Scientist of Telesta Therapeutics Inc. (November 2013 to November 2016)

Life sciences industry consultant (July 2011 to November 2013)

President and Chief Executive Officer of Aegera Therapeutics Inc. (March 2006 to July 2011)

Managing Director of Research Corporation Technologies, Inc. (August 2004 to December 2005)

Managing Director of AEA Investors LP (November 2000 to August 2004)

Worked in the pharmaceutical industry where he served in a number of senior management positions, including Senior Vice President of Research for the Pharmaceutical Division of Bayer Corporation and a Group Director of Drug Discovery at Pfizer, Inc. (1982 to 2000)

Qualifications

Dr. Berendt’s experience in the pharmaceutical industry, both from a management and a scientific perspective, provides unique technical insight to the Waters Board. In addition, Dr. Berendt’s years of experience as a Chief Executive Officer and as a senior financial executive, affords the Waters Board the benefit of his financial and business strategy skills.

Other Public Company Boards

Current

None

Former (past 5 years)

Telesta Therapeutics Inc.

Edward Conard Director since 1994 Age: 66 Committees • Compensation • Finance (Chair)

Experience

Independent director and investor (January 2008 to present)

Managing Director of Bain Capital, LLC (March 1993 to December 2007)

Previously a Director of Wasserstein Perella & Co., Inc., an investment banking firm that specializes in mergers and acquisitions, and a Vice President of Bain & Company, heading up the firm’s operations practice area

Qualifications

Mr. Conard’s years of experience as a director and a managing director of two large investment firms afford the Waters Board the benefit of his considerable financial, accounting, and business strategy skills.

Other Public Company Boards

None

Laurie H. Glimcher, M.D.

President and Chief Executive Officer of the Dana-Farber Cancer Institute

Director since 1998

Age: 68

Committees

•  Nominating and Corporate Governance

•  Science and Technology (Chair)

Experience

President and Chief Executive Officer of the Dana-Farber Cancer Institute, the Principal Investigator and Director of the Dana-Farber/Harvard Cancer Center, and the Richard and Susan Smith Professor of Medicine, Harvard Medical School (October 2016 to present)

Stephen and Suzanne Weiss Dean of the Weill Cornell Medical College and Provost for Medical Affairs of Cornell University (January 2012 to June 2016)

Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School (1991 through 2011)

Qualifications

As a physician, scientist, and professor, Dr. Glimcher brings a diversity of technical skills and experience to the Waters Board. She is a Fellow of the American Academy of Arts and Sciences and a member of the National Academy of Sciences and the Institutes of Medicine of the National Academy of Sciences.

Other Public Company Boards

Current

GlaxoSmithKline plc

Former (past 5 years)

Bristol-Myers Squibb Company

Gary E. Hendrickson Director since 2018 Age: 63 Committees • Compensation

Experience

Independent director and investor (June 2017 to present)

Chief Executive Officer of The Valspar Corporation (June 2011 to June 2017); Chairman (June 2012 to June 2017); President (February 2008 to June 2017); also served as Chief Operating Officer, Group Vice President of Global Wood Coatings, Senior Vice President of Architectural, Global Wood Coatings and Federal Business Units, and Corporate Vice President and President of Asia Pacific (February 2001 to June 2008)

Qualifications

Mr. Hendrickson’s years of experience as a President, Chief Executive Officer, and Chairman afford the Waters Board the benefit of his considerable financial, accounting, and business strategy skills.

Other Public Company Boards

Current

Polaris Industries Inc.

Former (past 5 years)

The Valspar Corporation

Christopher A. Kuebler Director since 2006 Age: 66 Committees • Audit • Compensation (Chair)

Experience

Independent director and investor (2006 to present)

Chairman and Chief Executive Officer of Covance Inc. and its predecessor companies (November 1994 to December 2004); Chairman (during 2005)

Spent nearly 20 years in the pharmaceutical industry at Abbott Laboratories, Squibb, Inc., and the Monsanto Company

Qualifications

With 30 years of experience in the pharmaceutical and pharmaceutical service industries, including 10 years as Chairman and Chief Executive Officer of Covance Inc., Mr. Kuebler brings an experienced management perspective to the Waters Board, as well as the expertise in the oversight of financial accounting and business strategy.

Other Public Company Boards

Current

None

Former (past 5 years)

Nektar Therapeutics

Flemming Ornskov, M.D., M.P.H. Chief Executive Officer of Galderma Director since 2017 Age: 62 Committees • Compensation • Nominating and Corporate Governance • Science and Technology

Experience

Chief Executive Officer of Galderma, a pharmaceutical company (October 2019 to present)

Advisor to the CEO of Takeda Pharmaceutical Company Ltd. (January 2019 to March 2019)

Chief Executive Officer of Shire plc (April 2013 to January 2019); Chief Executive Officer Designate (January 2013 to April 2013); Board Member (January 2013 to January 2019)

Chief Marketing Officer and Global Head of Strategic Marketing for General & Specialty Medicine at Bayer AG (2010 to 2012)

Global President of Pharmaceuticals and OTC at Bausch & Lomb, Inc. (2008 to 2010)

Chairman and later as President and Chief Executive Officer of Life-Cycle Pharma A/S (2006 to 2008)

President and Chief Executive Officer of Ikaria, Inc. (2005 to 2006)

Held roles of increasing responsibility at Merck & Co. Inc. and Novartis AG

Qualifications

Dr. Ornskov brings both operational and medical knowledge along with an extensive international, strategic, and operational experience in the pharmaceutical sector both at senior leadership and board levels.

Other Public Company Boards

Current

Centogene NV

Karo Pharma AB

Recordati S.p.A.

Former (past 5 years)

Shire plc

JoAnn A. Reed Director since 2006 Age: 64 Committees • Audit (Chair) • Finance

Experience

Health care services consultant (2009 to present)

Advisor to the Chief Executive Officer of Medco Health Solutions, Inc. (April 2008 to April 2009); Senior Vice President, Finance and Chief Financial Officer (2002 to March 2008); Senior Vice President, Finance (1992 to 2002); joined in 1988

Prior experience includes employment with CBS, Inc., Aetna/American Re-insurance Co., Standard and Poor’s Financial Services LLC, and Unisys/Timeplex

Qualifications

Ms. Reed’s extensive experience as a senior financial executive provides the Waters Board with significant accounting, finance, and health care industry expertise.

Other Public Company Boards

Current

American Tower Corporation

Mallinckrodt PLC

Former (past 5 years)

None

Thomas P. Salice Director since 1994 Age: 60 Committees • Finance • Nominating and Corporate Governance (Chair)

Experience

Co-Founder and Managing Member of SFW Capital Partners, LLC, a private equity firm (January 2005 to present)

Served in a variety of capacities with AEA Investors, Inc., including Managing Director, President and Chief Executive Officer, and Vice-Chairman (June 1989 to December 2004)

Director of several privately held companies: Filtec and Gerson Lehrman Group, Inc., and Micromeritics Instrument Corporation (present)

Qualifications

With more than 20 years of experience in the private equity business, Mr. Salice brings to the Waters Board in-depth experience in strategic planning, finance, capital structure and mergers, and acquisitions.

Other Public Company Boards

Current

Mettler-Toledo International, Inc

Former (past 5 years)

None

Required Vote and Recommendation of the Board of Directors

A nominee for director shall be elected to the Board by a majority vote (i.e., the votes cast for such nominee must exceed the votes cast against such nominee), except that directors will be elected by plurality vote at any meeting of stockholders for which the number of nominees exceeds the number of directors to be elected (a contested election). If an incumbent director fails to be re-elected by a majority vote when such a vote is required and offers to resign, and if that resignation is not accepted by the Board, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If an incumbent director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board. “Abstentions” and shares with respect to which a broker or representative does not vote on a particular matter because it does not have discretionary voting authority on that matter (so-called “broker non-votes”) are counted as present for the purpose of determining whether a quorum is present. Abstentions and broker non-votes will not be treated as votes cast with respect to any nominee and therefore will not have an effect on the determination of whether a nominee has been elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR DIRECTOR SET FORTH ABOVE

  CORPORATE GOVERNANCE

HOW WE ARE SELECTED AND ELECTED

Ten Directors are to be elected at the Annual Meeting, each to hold office until his or her successor is elected and qualified or until his or her earlier resignation, death or removal. It is intended that the Proxies in the form included with this Proxy Statement will be voted for the nominees set forth below unless stockholders specify to the contrary in their Proxies or specifically abstain from voting on this matter.

Majority Voting

The Company’s bylaws (the “Bylaws”) provide for majority voting for Directors in uncontested elections. A further description of the Company’s majority voting provisions can be found above.

Board Candidates

The Nominating and Corporate Governance Committee, together with the Board, is responsible for assessing the appropriate skills, attributes, experiences, and background that we seek in Board members in the context of the existing composition of the Board.

The Nominating and Corporate Governance Committee believes that candidates for service as a Director of the Company should meet certain minimum qualifications. Although the Board has not adopted a formal policy with respect to diversity, in assessing candidates for Director, the Nominating and Corporate Governance Committee considers candidates’ diversity of attributes, experiences, skills, and backgrounds and seeks individuals who are highly accomplished in their respective fields, with superior educational and professional credentials. Candidates should satisfy the Company’s independence criteria, which are part of its Corporate Governance Guidelines and summarized below and follow the applicable listing standards of the New York Stock Exchange.

The Company has a process for identifying and selecting candidates for Board membership. Initially, the Chairman, the President and Chief Executive Officer, the Nominating and Corporate Governance Committee, or other Board members identify a need either to expand the Board with a new member possessing certain specific characteristics or to fill a vacancy on the Board. A search is then undertaken by the Nominating and Corporate Governance Committee, working with recommendations and input from Board members, members of senior management, professional contacts, external advisors, nominations by stockholders, and/or the retention of a professional search firm, if necessary. Any stockholder wishing to propose a nominee should follow the process described in the Bylaws to submit the candidate’s name and appropriate biographical information to the Company, c/o Corporate Secretary, at 34 Maple Street, Milford, MA 01757.

An initial slate of candidates is identified that will satisfy the criteria for Board membership and is presented to the Nominating and Corporate Governance Committee for review. Upon review by the Nominating and Corporate Governance Committee, a series of interviews of one or more candidates is conducted by the Chairman, the President and Chief Executive Officer, and at least one member of the Nominating and Corporate Governance Committee. During this process, the full Board is informally apprised of the status of the search and its input is solicited.

Upon identification of a final candidate, the entire Nominating and Corporate Governance Committee will meet to consider the credentials of the candidate and thereafter, if approved, will submit the candidate for approval by the full Board.

Proxy Access

The Board has adopted a proxy access bylaw provision that allows eligible stockholders or groups of up to 20 stockholders who have held at least 3% of our common stock continuously for three years to nominate up to two individuals or 20% of the Board, whichever is greater, for election at our annual stockholder meeting, and to have those individuals included in our proxy materials for that meeting.

Board/Director Independence

The Company’s Corporate Governance Guidelines include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. Our Categorical Standards of Independence are also available on the website www.waters.com under the caption “Corporate Governance.” The criteria, summarized below, are consistent with the New York Stock Exchange listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with the Company. A director will not be considered independent if:

•	he or she or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•

he or she or an immediate family member is a current partner of an internal or external auditor of the Company or has been within the last three years a partner or employee of an internal or external auditor of the Company who personally worked on the Company’s audit;

•

he or she or an immediate family member is, or has been within the last three years, an executive officer of a public company where any of the Company’s present executive officers at the same times serves or served on the compensation committee of that company’s board;

•

he or she is a paid advisor or consultant to the Company receiving in excess of $100,000 per year in direct compensation from the Company (other than fees for service as a director) within the past three years or has an immediate family member who has been a paid advisor or consultant to the Company; or

•

he or she or an immediate family member is an employee (or in the case of an immediate family member, an executive officer) of a company that does business with the Company and the annual payments to or from the Company, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s annual gross revenues.

In addition, a director will not be considered independent if he or she, or an immediate family member, is or has been an executive officer of a tax-exempt entity that receives contributions in any fiscal year from the Company exceeding the greater of $1 million or 2% of its gross revenues. A director also will not be considered independent if he or she is a current employee of an internal or external auditor of the Company or has an immediate family member who is a current employee of an internal or external auditor of the Company who participates in such firm’s audit, assurance, or tax compliance practice.

The Board has determined that each Director, other than Mr. O’Connell, the Company’s President and Chief Executive Officer, has no material relationship with the Company and otherwise qualifies as “independent” under these criteria and the applicable listing standards of the New York Stock Exchange.

HOW WE ARE EVALUATED

The Nominating and Corporate Governance Committee conducts an annual evaluation of the Board and each of its committees. In November 2019, the evaluation, in the form of a questionnaire, was circulated to all members of the Board and each committee. The Company’s General Counsel received all of the questionnaires, compiled the results and circulated them to the Board and each committee for discussion and analysis during January 2020. It is the intention of the Nominating and Corporate Governance Committee to continue to engage in this process annually.

HOW WE GOVERN AND ARE GOVERNED

At Waters, we believe that sound principles of corporate governance are essential to protecting Waters’ reputation, assets, investor confidence, customer loyalty, and sustainability. Our Corporate Governance Guidelines can be found on our website at www.waters.com and are available in print upon written request to the Company, c/o Corporate Secretary, at 34 Maple Street, Milford, MA 01757.

At Waters, we also believe in sound principles of board governance — how we govern ourselves sets the tone for how our company is governed more generally. Our board governance practices include:

✓    Proxy Access

As described in the preceding section on how directors are selected, the Company enables eligible stockholders to nominate director candidates via our proxy access process as governed by our Bylaws.

✓    Majority Approval Required for Director Elections

If an incumbent director up for re-election at a meeting of stockholders fails to receive a majority of affirmative votes in an uncontested election, the Board will adhere to the director resignation process as provided in our Bylaws.

✓    Independent Board and Committees

All directors except our President and Chief Executive Officer, and all members of the Audit Committee, Compensation Committee, Finance Committee, Nominating and Corporate Governance Committee, and Science and Technology Committee are independent.

✓    Engaged in Strategy

Our Board is engaged in advising and overseeing the Company’s strategy and strategic priorities.

✓    Director Qualifications and Evaluations

All Directors meet the candidate qualifications in our Board of Directors Guidelines for Director Qualifications and Evaluations included in this Proxy Statement.

✓    Regular Executive Sessions of Independent Directors

Our independent directors meet privately on a regular basis. Our Chairman presides at such meetings.

✓    Stock Ownership Requirements

We have robust stock ownership requirements for our directors and executive officers.

✓    Enterprise Risk Management

We have an enterprise risk management framework to identify, assess, manage, report, and monitor enterprise risk and areas that may affect our ability to achieve our objectives.

✓    Human Capital Management

Our Board dedicates a meeting session to talent review, diversity, and succession.

Related Party Transactions Policy

The Board has adopted a written Related Party Transactions Policy, which covers “Interested Transactions” between a “Related Party” or parties and the Company. An Interested Transaction is a transaction or arrangement in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year and in which the Company and/or any Related Party may have an interest. A Related Party includes an executive officer, director or nominee for election as a director of the Company, any holder of more than a 5% beneficial ownership interest in the Company, any immediate family member of any of the foregoing, or any firm, corporation or entity in which any of the foregoing persons is employed or is a general partner or principal or in which such person or persons collectively have a 10% or greater beneficial ownership interest.

Pursuant to the policy, the General Counsel is responsible for identifying potential Interested Transactions and determining whether a proposed transaction is an Interested Transaction and accordingly, reportable to the Nominating and Corporate Governance Committee for consideration at its next regularly scheduled meeting. The Nominating and Corporate Governance Committee will review the material facts of all Interested Transactions and report its recommendations to the Board which will either approve or disapprove the Interested Transaction.

The Nominating and Corporate Governance Committee and the Board have reviewed and determined that certain categories of Interested Transactions are deemed to be pre-approved or ratified (as applicable) by the Board under the terms of the policy. These are: (a) the employment and compensation arrangements of named executive officers required to be reported in the Company’s proxy statement; (b) Director compensation required to be reported in the Company’s proxy statement; (c) ordinary course charitable contributions periodically reviewed by the Compensation Committee of the Board; and (d) ordinary course business transactions conducted on an “arm’s length” basis with GlaxoSmithKline plc (of which Dr. Glimcher is a director), Dana-Farber Cancer Institute (of which Dr. Glimcher is Chief Executive Officer), Polaris, Inc. (of which Mr. Hendrickson is a director), or Galderma S.A. (of which Dr. Ornskov is Chief Executive Officer).

In addition, Ms. Keeley A. Aleman’s husband, Mr. Patrick Maiella, is a current employee of the Company. Ms. Keeley A. Aleman’s sister, Ms. Megan Aleman, was an employee of the Company until the fourth quarter of 2019. Mr. Maiella and Ms. Megan Aleman each received approximately $150,000 in compensation from the Company during 2019. Both also participated in our employee benefit plans on the same basis as other similarly-situated employees in 2019.

Stock Ownership Guidelines

In order to more closely align Directors’ and executive officers’ interests with those of the Company’s stockholders, the Company has minimum stock ownership guidelines for its executive officers and non-employee Directors. These guidelines require the accumulation by anyone who holds the Chief Executive Officer position of common stock equal to five times his or her base salary over a three-year period and the accumulation by our other executive officers of common stock equal to two times their base salary over a five-year period. Based on the advice of Pearl Meyer, the Company’s independent compensation consultant, to align with current best practices, in December 2018 the Board updated the stock ownership guidelines for non-employee Directors to change the required ownership threshold from a minimum of 5,000 shares of common stock to a minimum of five times the annual cash Board retainer, which is required to be accumulated over a five-year period.

If an executive officer or Director shall become non-compliant with the guidelines, he or she will have a period of twelve months to regain compliance with the guidelines. If, after such twelve-month period, the executive officer or Director remains non-compliant, then, 50% of the net after-tax profit from any subsequent stock option exercise must be retained in shares of common stock until compliance with the guidelines is achieved. Exceptions to these stock ownership guidelines may be considered by the Nominating and Corporate Governance Committee. For purposes of these guidelines, in addition to any direct ownership of shares of common stock by an executive officer or Director, any shares of restricted stock and vested “in-the-money” stock options granted by the Company to such executives or Directors apply toward the satisfaction of the guidelines. The ownership guidelines have been met by all of our Directors, except for Ms. Linda Baddour and Mr. Gary Hendrickson, who, as new directors, are in their initial compliance period.

It is important to note that our President and CEO, Mr. O’Connell, personally purchased approximately $1 million of stock upon his start of employment with the Company in September 2015. Furthermore, Mr. O’Connell has not sold any shares (other than to cover tax liabilities for vested Restricted Stock Units (“RSUs”) and Performance Share Units (“PSUs”)) or exercised any stock options since joining the Company.

All named executive officers have met the ownership guidelines, except for Mr. Pratt, who joined the Company in September 2019 and has until 2024 to meet the ownership guidelines.

Guidelines and Code of Conduct

The Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics for employees, executive officers, and Directors, and a “whistleblower” policy regarding the treatment of complaints on accounting, internal accounting controls, and auditing matters. All of these documents are available on the Company’s website at http://www.waters.com under the caption “Corporate Governance” and copies may be obtained, without charge, upon written request to the Company, c/o Corporate Secretary, at 34 Maple Street, Milford, MA 01757.

Policy Against Hedging

In 2013, the Board adopted a policy prohibiting Directors, officers, and certain key employees designated by the Company based on their access to material non-public information from making short sales of Company stock or trading in options on Company stock and purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset any decrease in market value of equity securities of the Company. This prohibition does not apply to any bona fide pledge of equity securities of the Company not made for the purpose of hedging.

Risk Oversight

Board’s Role in Risk Oversight Generally

Included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”) are the risk factors affecting the Company which are periodically reviewed by the Board and the Audit Committee and updated or expanded as warranted. The Board is responsible for overseeing the management and operations of the Company, including its risk assessment and risk management functions. The Board has delegated responsibility to reviewing the Company’s policy with respect to risk assessment and management to the Audit Committee.

Additionally, the Company has an enterprise risk management framework under the oversight of the Vice President, Internal Audit and Chief Compliance Officer. This program seeks to identify risks, develop and implement risk mitigation plans, and monitor the results affecting the Company’s business and operations on an ongoing basis. Management of the Company actively participates in this program and briefs the Audit Committee on the strategic, operational, compliance, and financial risks affecting the Company and efforts undertaken to mitigate them. The Compensation Committee has responsibility for oversight of risk related to compensation matters as more fully described below.

Compensation-Related Risk

The Compensation Committee conducted a review to determine if any compensation plans and practices would be reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed various components of the Company’s compensation plans, including their size, scope, and design. The Compensation Committee also reviewed whether the compensation plans promote unnecessary risk-taking and the policies in place to mitigate risk associated with these plans. The review included an assessment of design features that could encourage excessive risk-taking and the potential magnitude of such risks, including design features such as a short-term oriented pay mix, overly aggressive goal setting, and over-weighting of annual incentives as compared to long-term incentives. Several features of the Company’s annual incentive plan mitigate compensation-related risk including the use of payout caps, a clear link between payouts under the plan and the Company’s financial performance, and the Compensation Committee’s oversight in determining payouts under the plan. The policies that exist to mitigate compensation-related risk include, among others, (1) the Company’s Recoupment Policy; (2) stock ownership guidelines for executive officers; (3) a five-year vesting period for stock options and three- to five-year vesting periods for RSUs; (4) a three-year performance period and a maximum payout cap for PSUs; (5) a prohibition on hedging; (6) a post-vesting holding period for PSUs; and (7) the independent oversight of compensation programs by the Compensation Committee, with input from an independent compensation consultant. Based on this review, the Compensation Committee and the Company do not believe that there are any compensation-related risks arising from the Company’s compensation plans that would have a material adverse effect on the Company.

HOW WE ARE ORGANIZED

Board Leadership Structure

As stated in the Company’s Corporate Governance guidelines, the Board has no set policy with respect to the separation of the offices of Chairman and Chief Executive Officer. However, effective March 2020, Christopher J. O’Connell became President and Chief Executive Officer, and Flemming Ornskov became Chairman of the Board. The Board believes that separating the offices of Chairman and Chief Executive Officer facilitates an appropriate balance between strong and consistent leadership and independent and effective oversight of the Company’s business by the Board.

Role of Compensation Consultant, Compensation Committee, and Management in Decision-Making

The Compensation Committee engaged Pearl Meyer as its outside independent compensation consultant during fiscal year 2019. Pearl Meyer participates in Compensation Committee meetings and executive sessions and advises the Compensation Committee on a range of executive officer and Director compensation matters, including annual and long-term incentive plan design, competitive market assessments, trends, best practices, and technical and regulatory developments. In 2019, Pearl Meyer provided consulting services related to the annual and long-term incentive plan design for executive officers and non-executive employees of the Company. Other than this one-time project, Pearl Meyer provides services to the Compensation Committee related only to executive officer and Director compensation, including peer group compositions, comparing executive officer and Director compensation arrangements to those of the peer groups and the broader market, and providing market data and advice regarding executive and Director compensation plans. The Compensation Committee has the authority to engage and terminate independent legal, accounting, and other advisors as it deems necessary or appropriate to carry out its responsibilities.

The Compensation Committee regularly reviews the services provided by Pearl Meyer and believes that Pearl Meyer is independent in providing consulting services to the Compensation Committee. The Compensation Committee conducted a specific review of its relationship with Pearl Meyer in 2019 and determined that Pearl Meyer’s work for the Compensation Committee did not raise any conflicts of interest, considering the factors set forth in the applicable SEC and New York Stock Exchange rules.

The Compensation Committee approves all compensation decisions for the named executive officers, after consulting with Pearl Meyer, as appropriate. The Senior Vice President of Global Human Resources and Vice President, Total Rewards also provide the Compensation Committee with information and analysis on the Company’s executive compensation programs, as requested. During 2019, our President and Chief Executive Officer, Mr. O’Connell, provided the Compensation Committee with his assessment of the performance of the Company and the other named executive officers, and made compensation recommendations for the other named executive officers. The Compensation Committee, however, makes all final decisions with respect to the compensation of the Chief Executive Officer and the other named executive officers. No named executive officer makes any decision or recommendation to the Compensation Committee on any element of his or her own compensation.

DIRECTOR MEETINGS AND BOARD COMMITTEES

Meetings

The Board held nine meetings during the year ended December 31, 2019. The Board has determined that each Director other than Mr. O’Connell, the Company’s President and Chief Executive Officer, has no material relationship with the Company and otherwise qualifies as “independent” under applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under “— How We Are Selected and Elected — Board/Director Independence” above. The Board meetings held in 2019 included sessions on annual operating plan; enterprise risk management; talent review, diversity, and succession; strategy; and innovation.

During 2019, each of the Company’s Directors attended in excess of 75% of the aggregate of the meetings of the Board and the meetings of committees of the Board of which such Director was a member. During 2019, the Audit Committee met eight times, the Compensation Committee met five times and the Nominating and Corporate Governance Committee met twice. In 2017, the Board of Directors formed an Ad Hoc Finance Committee which became a formal standing committee of the Board in February 2018. During 2019, the Finance Committee met seven times. In addition, in 2018, the Board of Directors formed an Ad Hoc Science and Technology Committee which became a formal standing committee of the Board in February 2019. During 2019, the Science and Technology Committee met four times.

The Company encourages Director attendance at annual stockholder meetings, but does not have a formal policy requiring it. All Directors attended the 2019 annual meeting of stockholders.

Audit Committee

The Audit Committee, which currently consists of Ms. JoAnn A. Reed (Chair), Ms. Linda Baddour, Dr. Michael J. Berendt, and Mr. Christopher A. Kuebler, oversees the activities of the Company’s independent registered public accounting firm, PwC, and provides oversight with respect to accounting and financial reporting and audit functions. The Audit Committee meets the definition of “Audit Committee” as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee engages the independent registered public accounting firm, and performs certain other functions pursuant to its charter, a copy of which is available on the Company’s website at http://www.waters.com under the caption “Corporate Governance.” Each member of the Audit Committee is independent under SEC rules and the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under “— How We Are Selected and Elected — Board/Director Independence.” The Board has determined that each member of the Audit Committee is an “audit committee financial expert” within the meaning of the SEC rules and has “accounting or related financial management expertise” within the meaning of New York Stock Exchange rules.

Compensation Committee

The Compensation Committee, which currently consists of Mr. Christopher A. Kuebler (Chair), Mr. Edward Conard, Mr. Gary Hendrickson, and Dr. Flemming Ornskov, approves the compensation of executive officers of the Company, makes recommendations to the Board with respect to Director compensation, and administers the Company’s incentive plans. The Compensation Committee’s charter is available on the Company’s website at http://www.waters.com under the caption “Corporate Governance.” Each member of the Compensation Committee is independent under the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under “— How We Are Selected and Elected — Board/Director Independence.”

Finance Committee

The Finance Committee, which currently consists of Mr. Edward Conard (Chair), Ms. JoAnn A. Reed, and Mr. Thomas P. Salice, oversees the Company’s financial activities and financial condition. Among other things, it reviews and makes recommendations to the Board with respect to financing plans and strategies, investment policies, and capital markets activities. Each member of the Finance Committee is independent under the Company’s independence criteria, which are summarized under “— How We Are Selected and Elected — Board/Director Independence.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Mr. Thomas P. Salice (Chair), Dr. Laurie H. Glimcher, and Dr. Flemming Ornskov. The responsibilities of the Nominating and Corporate Governance Committee include the recruitment and recommendation of candidates for the Board. The Nominating and Corporate Governance Committee may, as it deems appropriate, give consideration to any candidates suggested by the stockholders of the Company. The Nominating and Corporate Governance Committee also develops and recommends to the Board the Corporate Governance Guidelines for the Company. The charter of the Nominating and Corporate Governance Committee, which sets forth all of the Nominating and Corporate Governance Committee’s functions, is available on the Company’s website at http://www.waters.com under the caption “Corporate Governance.” Each member of the Nominating and Corporate Governance Committee is independent under the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under “— How We Are Selected and Elected — Board/Director Independence.”

Science and Technology Committee

The Science and Technology Committee, which currently consists of Dr. Laurie H. Glimcher (Chair), Dr. Michael J. Berendt, and Dr. Flemming Ornskov, reviews with management of the Company’s Global Products Group, current and emerging scientific technologies applicable to the Company’s business. Among other things, it reviews scientific technology strategies and potential investments both internally and externally and provides updates to the Board. Each member of the Science and Technology Committee is independent under the Company’s independence criteria, which are summarized under “— How We Are Selected and Elected — Board/Director Independence.”

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or “filed” except to the extent that Waters specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

During 2019, the Audit Committee of the Board, in conjunction with management and PwC, the Company’s independent registered public accounting firm, focused on the following items:

1. Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Act”) and the adequacy of Company internal controls;

2. The appropriateness of Company financial reporting and accounting processes;

3. The independence and performance of the Company’s independent registered public accounting firm;

4. Company compliance with laws and regulations, including compliance with applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

5. Review of the Company’s independent registered public accounting firm’s quality control procedures.

The Company retains Ernst &Young LLP to assist in elements of continuing compliance with Section 404 of the Act. The Company’s compliance with Section 404 of the Act is managed primarily by the Company’s Vice President, Internal Audit and Chief Compliance Officer in conjunction with the Company’s Senior Vice President, Chief Financial Officer and its Vice President, Corporate Finance and Corporate Controller. During 2019, the Audit Committee received regular and detailed briefings from the Company’s Vice President, Internal Audit and Chief Compliance Officer and PwC regarding the Company’s compliance with Section 404 of the Act. On February 24, 2020, the Company’s Vice President, Internal Audit and Chief Compliance Officer and PwC reported to the Audit Committee that no material weaknesses had been identified in the Company’s internal control over financial reporting as of December 31, 2019.

The Board has adopted a written charter setting out more specifically the functions that the Audit Committee is to perform. The charter is reviewed on an annual basis by the Audit Committee and the Audit Committee is advised as to any corporate governance developments which may warrant charter amendments. The charter is available on the Company’s website at http://www.waters.com under the caption “Corporate Governance.” A discussion of the Audit Committee’s role in risk oversight can be found under the heading “— Risk Oversight — Board’s Role in Risk Oversight Generally” above.

As stated in its charter, the Audit Committee is tasked with, among other things, reviewing with management the Company’s guidelines and policies with respect to its approach to risk assessment and risk management. In addition, major financial risk exposures and means of monitoring and controlling these exposures, is to be discussed with management.

The Audit Committee held eight meetings during the fiscal year ended December 31, 2019. The Audit Committee reviewed on a quarterly basis, with members of the Company’s management team, the Company’s quarterly and annual financial results prior to the release of earnings and the filing of the Company’s quarterly and annual financial statements with the SEC. The Board has determined that each of the four current members of the Audit Committee — Ms. Reed (Chair), Ms. Baddour, Dr. Berendt, and Mr. Kuebler — is an “audit committee financial expert” as defined under the applicable rules and regulations of the SEC and has “accounting or related financial management expertise” within the meaning of the New York Stock Exchange rules. Company management has primary responsibility for the financial statements and reporting processes. The Company’s independent registered public accounting firm, PwC, audits the annual financial statements and is responsible for expressing an opinion on their conformity with generally accepted accounting principles.

The Audit Committee has adopted the following guidelines regarding the engagement of PwC to perform non-audit services for the Company:

Company management will submit to the Audit Committee for approval a list of non-audit services that it recommends the Audit Committee engage its independent registered public accounting firm to provide from time to time during the fiscal year and an estimated amount of fees associated with such services. Company management and the Company’s independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. The Audit Committee will, in its discretion, either approve or disapprove both the list of permissible non-audit services and the estimated fees for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the Company’s independent registered public accounting firm pursuant to this pre-approval process and the actual expenditure of fees associated therewith as well as new non-audit services being requested for approval.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to its Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairman will report action taken to the Audit Committee at the next Audit Committee meeting.

PwC and the Company ensure that all audit and non-audit services provided to the Company have been pre-approved by the Audit Committee.

The Audit Committee hereby reports for the fiscal year ended December 31, 2019 that:

1. It has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2019 with Company management;

2. It has reviewed and discussed with PwC those matters required to be communicated by PwC to the Audit committee, including under Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (“PCAOB”);

3. It has received from PwC written disclosures and a letter required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence;

4. It has considered whether, and determined that, the provision of non-audit services to the Company by PwC as set forth below, was compatible with maintaining auditor independence; and

5. It has reviewed and discussed with PwC its internal quality control procedures, and any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years.

Based on the items reported above, on February 24, 2020, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC. The recommendation was accepted by the Board on the same date.

Ms. JoAnn A. Reed (Chair)            Ms. Linda Baddour            Dr. Michael Berendt            Christopher Kuebler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Mr. Christopher A. Kuebler (Chair), Mr. Edward Conard, Mr. Gary Hendrickson, and Dr. Flemming Ornskov. During fiscal year 2019, no member of the Compensation Committee was an officer or employee of the Company or served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the Waters Board or its Compensation Committee and no executive officer of the Company served on the compensation committee or board of directors of any entity that has one or more executive officers serving on the Waters Board or Compensation Committee.

HOW TO COMMUNICATE WITH US

The Board of Directors seeks input from a wide variety of stockholders and stakeholders to inform its work. We describe elsewhere in this Proxy Statement the Board’s and the Company’s stockholder engagement activities. We also enable communication via:

•	participating in our annual meeting;

•	calling our investor and customer service line at (508) 478-2000;

•	using our ethics reporting email ethics@waters.com or our internal audit email internal_audit@waters.com. Our internal audit function has a direct reporting line to us, the Board; or

•	participating in our various investor relations communications opportunities.

In addition, we enable stockholders and other interested parties to communicate with the Chairman or with the non-employee Directors, individually or as a group, by writing to the Company, c/o Corporate Secretary, at 34 Maple Street, Milford, MA 01757. Any such communication should include the name and return address of the stockholder or other party, the specific Director or Directors to whom the contact is addressed, and the nature or subject matter of the contact. All communications will be sent directly to the appropriate Board member.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP (“PwC”) an independent registered public accounting firm, to audit the books, records, and accounts of the Company for the fiscal year ending December 31, 2020. In accordance with a vote of the Audit Committee and as approved by the Board, this selection is being presented to the stockholders for ratification at the Annual Meeting. A representative of PwC is expected to be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if the representative desires to do so.

Fees

The aggregate fees for the fiscal years ended December 31, 2019 and 2018 billed by PwC were as follows:

	2019	2018

Audit Fees	$4,406,969	$4,549,845

Audit-Related Fees	70,073	142,728

Tax-Related Fees

Tax Compliance	965,472	392,620

Tax Planning	880,767	916,196

Total Tax-Related Fees	1,846,239	1,308,816

All Other Fees	900	-0-

Total	$6,324,181	$6,001,389

Audit Fees — consists of fees for the audit of the Company’s annual financial statements, statutory audits, review of the interim condensed consolidated financial statements included in quarterly reports, assistance with review of documents filed with the SEC, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees — consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, acquisition-related services, attest services not required by statute or regulation, and accounting consultations and reviews for various matters.

Tax-Related Fees — consists of fees for tax compliance and planning services. Tax compliance fees include fees for professional services related to international tax compliance and preparation. Tax planning fees consist primarily of fees including but not limited to, the impact of acquisitions, restructurings, and changes in regulations.

All Other Fees — consists of fees for all permissible services other than those reported above.

The Audit Committee pre-approved 100% of the services listed under the preceding captions “Audit Fees,” “Audit-Related Fees,” “Tax-Related Fees,” and “All Other Fees.” The Audit Committee’s pre-approval policies and procedures are more fully described in its report set forth in this Proxy Statement.

Required Vote and Recommendation of the Board of Directors

Approval of the proposal requires a majority of the votes cast in person or by Proxy by the stockholders entitled to vote thereon. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present, but will not be treated as votes cast with respect to the proposal and therefore will not have an effect on the determination of whether the proposal has been approved. Ratification by stockholders is not required. Brokerage firms may vote to ratify the appointment of PwC as it is a “discretionary” or “routine” item. If this Proposal 2 is not approved by the stockholders, the Audit Committee does not intend to change the appointment for fiscal year 2020, but will consider the stockholder vote in selecting an independent registered public accounting firm for fiscal year 2021.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3 — NON-BINDING VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the stockholders of Waters are entitled to cast a non-binding vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement. Pursuant to the Dodd-Frank Act, the stockholder vote is an advisory vote only and is not binding on Waters or the Board. Stockholders have elected to conduct this vote annually.

Although the vote is non-binding, the Compensation Committee and the Board value your opinions and will consider the outcome of the vote in establishing and evaluating the Company’s executive compensation program and making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis, the Summary Compensation Table, and the other tables following the Summary Compensation Table, we believe the Company’s named executive officers are compensated in a manner consistent with our business strategy, competitive practice, and sound compensation governance principles, and with a focus on short- and long-term performance-based compensation.

Please refer to the “— Compensation Discussion and Analysis” for a full description of our executive compensation practices and programs.

We are requesting your non-binding vote on the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis and in the Summary Compensation Table and subsequent tables is approved.”

Required Vote and Recommendation of the Board of Directors

Approval, on an advisory basis, of the proposal requires a majority of the votes cast in person or by Proxy by the stockholders entitled to vote thereon. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present, but will not be treated as votes cast with respect to the proposal and therefore will not have an effect on the determination of whether the proposal has been approved on an advisory basis. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION.

  COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Our Business

From the everyday consumer to scientists in the laboratory, we all rely on accurate information to make critical decisions. Waters Corporation is the world’s leading specialty measurement company focused on improving human health and well-being through the application of high-value analytical technologies and industry leading scientific expertise.

Our decisions and actions are guided by two simple words — Deliver Benefit. Our founder, Jim Waters, coined these words to encapsulate the idea that we should positively impact our customers, employees, stockholders, and society at every opportunity.

Driven by that ethos for over sixty years, Waters has continually pioneered chromatography, mass spectrometry, and thermal analysis innovations. Whether it’s discovering new pharmaceuticals, assuring the safety of the world’s food and water supplies, or ensuring the integrity of a chemical entity in production, we are constantly working with our 40,000+ customers to change the world.

With a global workforce of approximately 7,500 employees, Waters operates in 35 countries, including 13 manufacturing facilities and with products available in more than 100 countries. Our diverse organization is well-positioned to Deliver Benefit through innovations that enhance human health and well-being.

Our Performance

As difficult conditions in our global markets led to weaker top-line performance than expected entering the year, we maintained our critical growth investments while simultaneously implementing disciplined spending measures to balance investments and profitability. Our stockholders experienced good returns in 2019, with our share price up 24% for the year. Other financial measures for 2019 presented a mixed view: our diluted earnings per share (“EPS”) was up 14% as reported and up 8% on a non-GAAP basis; our revenue was down 1% as reported but increased 1% on a non-GAAP basis; and our operating income was down 4% as reported and down 2% on a non-GAAP basis, in each case, as compared to 2018. See “— Use of Non-GAAP Financial Metrics in our Executive Compensation Program” below for further details on our non-GAAP financial measures and reconciliations of our as-reported financial measures to the respective non-GAAP financial measures.

Waters is committed to a highly disciplined and balanced approach with our capital deployment strategy in order maximize value to stockholders. We follow a consistent approach, which we categorize into three priorities (1) investing for growth, (2) financial flexibility, and (3) returning capital to stockholders.

In terms of investing for growth in 2019, Waters continued to focus on R&D investments, and as a result is now seeing a significant uptick in meaningful new product launches. Our strong new product flow in 2019 was highlighted by an unprecedented series of mass spectrometry systems, but also included a richly expanded portfolio of liquid chromatography instruments, chemistry consumables, informatics, and thermal analysis technologies. With these impactful 2019 introductions, as well as a robust five-year product roadmap, we have established a level of new product momentum that is unprecedented for Waters Corporation. We believe that we are in the early stages of a major new product cycle and have made a durable improvement in R&D productivity, which in turn, will continue to foster a more sustainable new product cadence.

Waters also continued its investment in its new precision chemistry technology and manufacturing center in Taunton, Massachusetts, which will create even greater strategic differentiation in our chemistry business through a “center of excellence” that will enable sustainable growth in customer demand, enhanced innovation capability, and ongoing operational efficiency gains.

These efforts, along with the benefits of our share repurchase program, enabled Waters to deliver 14% EPS growth as reported and 8% EPS growth on a non-GAAP basis for 2019 despite the modest growth in revenue on a constant-currency basis.

Over the longer term, Waters has delivered value to stockholders. For the three-, five- and ten-year periods ending on December 31, 2019, Waters stock yielded a 74%, 107% and 277% return on an investment made on December 31, 2016, December 31, 2014, or December 31, 2009, respectively.

The following graph compares the cumulative total return on $100 invested as of December 31, 2014 through December 31, 2019 in the Company’s common stock, the NYSE Market Index, the SIC Code 3826 Index, and the S&P 500 Index.

Our Executive Officers

This Compensation Discussion and Analysis discusses the compensation awarded to, earned by, or paid to our named executive officers for fiscal year 2019. Our named executive officers for fiscal year 2019 were as follows:

•	Christopher J. O’Connell, President and CEO;

•	Sherry L. Buck, Senior Vice President and Chief Financial Officer (“CFO”);

•	Keeley A. Aleman, Senior Vice President, General Counsel and Corporate Secretary;

•	Michael C. Harrington, Senior Vice President, Global Markets;

•	Jonathan M. Pratt, Senior Vice President and President of TA Instruments; and

•	Mark T. Beaudouin, Former Senior Vice President, General Counsel and Corporate Secretary.

On October 1, 2019, Ms. Aleman was promoted to the position of Senior Vice President, General Counsel and Corporate Secretary, replacing Mr. Beaudouin, who stepped down from such position on that same date and retired from the Company on December 31, 2019. On September 3, 2019, Mr. Pratt joined the Company as Senior Vice President and President of TA Instruments.

EXECUTIVE SUMMARY

2019 Pay Program

This year’s Summary Compensation Table suggests that 2019 was a very different executive compensation year for Waters. For instance, it appears that our CEO’s pay was reduced from approximately $8 million to approximately $1 million, and our CFO’s pay was reduced from approximately $2.6 million to less than $600,000.

In reality, the dramatic changes in disclosed compensation is primarily the result of a relatively minor shift in our long-term incentive (“LTI”) award timing. Instead of granting annual awards at the end of the year, as had been our practice, our Compensation Committee has decided to grant such awards near the beginning of each year, starting in 2020, to be able to consider full prior-year results in making pay decisions, to align with internal practices for non-executive employees and to align with prevalent market practices. In plain English, rather than granting our annual LTI awards in December 2019, our Compensation Committee waited two months and granted them in February 2020 instead. No annual LTI award grants were made in 2019 to executive officers.

Our compensation philosophy and our commitment to pay-for-performance remain consistent. Grants made in February 2020 reconfirm our commitment to long-term, performance-based, equity-oriented compensation.

2019 CEO Pay Program Design

The 2019 pay program is overwhelmingly equity-oriented and at-risk. Including the LTI award grants made in February 2020, our CEO’s package was approximately:

•	87% at-risk (PSUs, target annual incentives, and stock options)

•	70% equity-based (PSUs and stock options)

•	13% guaranteed cash (base salary)

Changes to the Executive Team

Waters had two significant changes in leadership, as Ms. Aleman succeeded Mr. Beaudouin as Senior Vice President, General Counsel and Corporate Secretary, and Mr. Pratt joined the executive team as Senior Vice President and President of TA Instruments.

2019 Pay Program Outcomes

Although we delivered good performance to stockholders in 2019, demonstrated through a total stockholder return (“TSR”) of 24%, 2019 was an operationally challenging year for the Company. A number of the performance metrics associated with our annual incentive program were not met at the levels required for funding this program, resulting in no annual bonus payouts to our named executive officers for 2019.

Our 2017-2019 LTI award, based on relative TSR, completed its three-year performance measurement period on December 31, 2019. Our above-median performance over the period yielded a 126% payout on PSUs granted in December 2016, January 2017 and February 2017. Further details on each of these programs, and their 2019 outcomes, are described below.

Stockholder Engagement and Changes in the 2020 Pay Program

As detailed further below, the Company engaged with stockholders in 2019 to discuss, among other topics, executive compensation program design. Following our say-on-pay vote support level of approximately 80% received in 2019, we believed it very important to understand the stockholders’ viewpoints regarding our executive compensation program, and to understand changes that stockholders would appreciate in our executive compensation program. Executive compensation is regularly discussed as part of our ongoing investor outreach. In 2019, management had specific discussions with certain stockholders regarding executive compensation design. The insight and views shared with us by these stockholders was considered as we made design changes to our 2020 incentive programs.

Following these conversations, we made a number of adjustments for our 2020 compensation program:

•	Long-Term Incentive Program:

¡	Increased weighting of PSU grants to 50% of the overall annual LTI award, up from 30%

¡	Decreased weighting of stock options from 70% to 50% of the overall annual LTI award grant

¡	Introduced a new metric, three-year non-GAAP constant-currency revenue growth, for 50% of the PSUs granted

¡	Retained relative TSR as a metric for PSUs but reduce the proportion of PSUs eligible to be earned based on this metric to 50%

¡	As previously discussed, adjusted grant timing for annual LTI awards to executives to the first quarter of each year

•	Annual Incentive Plan:

¡	Introduced a new metric, non-GAAP net income growth, weighted at 50%

¡	Increased the weighting of the non-GAAP constant-currency revenue growth metric to 50%

¡	Removed the non-GAAP earnings per share (“EPS”) growth metric

More details on these changes are available further in this proxy.

2019 EXECUTIVE COMPENSATION PROGRAM

2019 Compensation Program Reviews

The Compensation Committee conducted a comprehensive review of our current incentive programs (both the annual incentive plan and the LTI program), which led to changes in the timing of the executive review process, as well as program design changes. The Compensation Committee historically granted LTI awards to our executives in December and did so in December 2018. During 2019, the Compensation Committee decided to change the timing of annual equity grants to our executives and to move the grant dates to the beginning of each calendar year. This change allows the Compensation Committee to consider full prior-year results in making pay decisions and aligns the timing of executive performance review practices and grant timing with that of non-executive employees. As a result of this change in timing, our named executive officers (other than Ms. Aleman and Mr. Pratt) were not granted annual LTI awards in 2019. Ms. Aleman received an annual LTI award for 2019 in February 2019, along with our other non-executive employees, and was granted additional awards in connection with her promotion in October 2019. Mr. Pratt was granted LTI awards in connection with his hire in September 2019. The timing of the approval for annual base salary increases was also changed from the December Compensation Committee to the February Compensation Committee meeting to consider full prior-year results in making pay decisions and to align with non-executive performance review practices of the Company.

In 2019, the Compensation Committee examined our current program design against peer companies and the broader market, focusing on the alignment of these programs to our business strategy and long-term value creation. The objectives of this review were primarily to:

•	Ensure incentive programs remain aligned with the creation of stockholder value

•	Create a greater link to revenue growth, a key strategic and operational imperative

•	Incorporate individual performance to enhance differentiation in compensation

•	Utilize performance metrics hat reflect generators of stockholder value

•	Align pay outcomes with desired performance outcomes

•	Recognize innovation through emphasis on long-term revenue growth

•	Simplify the programs to improve motivational and retentive value

Changes to the annual incentive program include changing a key performance metric from non-GAAP EPS to non-GAAP net income, adjusting the weighting of each performance metric, modifying the threshold and maximum performance levels as a percentage of target payout, and adding an individual modifier to distinguish an individual’s contribution to the overall results. Changes to the LTI program include increasing the weighting of PSUs from 30% to 50% of the overall LTI award value and adding a three-year non-GAAP constant-currency revenue growth metric to PSU grants in addition to the existing relative TSR metric. Stock options will continue to be utilized; however, they will now represent 50% of the overall LTI award value, which has been reduced from our previous weighting of 70%. For purposes of this Compensation Discussion and Analysis, the value and weighting of LTI awards is determined based on the grant date fair value of the awards, assuming target performance for PSUs.

We believe our updated incentive programs, which are effective for 2020, align with our business strategy and support our key priorities of growth and innovation, and that the combination of the revised annual incentive program and LTI program will keep the Company focused on short-term goals, while driving us to deliver sustained, long-term value creation to our stockholders. Please see the detailed description of the changes made to each incentive program in the respective sections below.

Pay Mix

Consistent with our performance-based compensation philosophy, variable, performance-based compensation comprises a substantial portion of the target total direct compensation (base salary, target annual incentive award, and grant date value of the long-term equity incentive awards) for our named executive officers (“NEOs”). As noted above, there were no annual LTI grants made in 2019 due to the change in timing of the executive review process, except for those granted to Ms. Aleman, including in connection with her transition from non-executive to executive officer as a result of her promotion, and Mr. Pratt’s new hire awards. For this reason, we have included 2019 annualized base salary, 2019 annualized target annual incentive awards and February 2020 annual LTI awards in the pay mix calculations in the charts below in order to present what we believe to fairly represent what target total direct compensation would have been absent this change in timing and without including transitional and new hire awards. We have also excluded Mr. Beaudouin from these calculations, as he was not serving as an executive officer at the end of 2019 and his former role is represented by Ms. Aleman’s compensation amount. Our 2019 performance-based compensation (annual incentive award and grant date value of long-term equity incentives, as applicable and adjusted as described above) represented approximately 87% of the target total direct compensation for Mr. O’Connell and approximately 77% for all other named executive officers as a group, excluding Mr. Beaudouin. The pay mix for Mr. O’Connell and all other named executive officers is relatively consistent with the Company’s industry peer group described below.

CEO Pay Mix	NEO Pay Mix (1)

(1)	The NEO pay mix includes the 2019 annualized base salary, 2019 annualized target annual incentive awards and February 2020 annual LTI awards for Mss. Buck and Aleman and Messrs. Harrington and Pratt.

2019 Key Business Priorities and Connection to our Executive Compensation Program

2019 was a challenging year for Waters. As shown in the chart below, a number of the performance metrics associated with our executive compensation program were not met at the levels required for funding this program, resulting in no bonus payouts to our named executive officers for 2019. The chart below illustrates the key performance metrics in our executive compensation program and how Waters performed against these metrics during 2019 (and 2018 and 2017, in the case of PSUs).

Key Business Priorities	Compensation Design	Performance Results and Corresponding Compensation

Sustainable stockholder value creation

Alignment with the long-term interests of our stockholders is achieved through our annual performance-based LTI program, which includes stock options that vest over a five-year period and PSUs that are earned and vest over a three-year performance period and are based on relative TSR. Beginning with the annual grant of PSUs made in 2017, the Company implemented a post-vesting holding requirement of two years for the CEO and one year for other executives.

Beginning with the February 2020 LTI grant, 50% of the value of the overall LTI award will be in PSUs and 50% will be in stock options.

The PSUs granted on December 9, 2016, January 19, 2017, and February 17, 2017 vested in 2020 upon certification by the Compensation Committee of the achievement of the performance conditions stated in the award. The performance metric for these grants was 100% based on relative TSR over a three-year performance period ending on as of December 31, 2019, which was 68.46%, or in the 57th percentile of the S&P 500 Health Care Index over the three-year performance period. This achievement resulted in a payout of 126% of the target PSUs granted.

Operating leverage and earnings growth

Operating leverage and earnings growth are reinforced with a non-GAAP operating income growth threshold goal and a challenging non-GAAP EPS growth performance goal under the Management Incentive Plan. This non-GAAP EPS metric had a weighting of 75% in 2019 and achievement of a threshold level of the non-GAAP operating income goal was required for any payout to be made under the Management Incentive Plan.

2019 operating income declined 4% on a GAAP basis and 2019 non-GAAP operating income declined 2% as compared to the prior year. Threshold performance of 3% non-GAAP operating income growth was not achieved, resulting in no payouts under the Management Incentive Plan for named executive officers.

On a GAAP basis, EPS increased 14% in 2019 as compared to 2018. Non-GAAP EPS grew 8% over the prior year, which exceeded Waters’ threshold of 6% non-GAAP EPS growth; however, a minimum level of non-GAAP operating income goal was required for any payout to be made under the Management Incentive Plan and that goal was not met in 2019.

See “—Use of Non-GAAP Financial Metrics in our Executive Compensation Program” below for further details on our non-GAAP financial measures and related reconciliations.

Key Business Priorities	Compensation Design	Performance Results and Corresponding Compensation

Organic revenue growth

Alignment with the Company’s strategy to drive organic revenue growth through the use of a non-GAAP constant-currency revenue growth metric under our annual incentive plan, the Management Incentive Plan. This metric had a weighting of 25% in 2019.

Beginning in 2020, 50% of annual PSU grants will be eligible to be earned and vested based on non-GAAP constant-currency revenue growth over a three-year performance period.

In 2019, revenue reported on a GAAP basis declined 1% as compared to 2018. 2019 non-GAAP constant-currency revenue grew 1% to $2,443,929. Threshold performance of 3% constant-currency revenue growth was not achieved, resulting in no payouts under the Management Incentive Plan for named executive officers.

See “—Use of Non-GAAP Financial Metrics in our Executive Compensation Program” below for further details on our non-GAAP financial measures and related reconciliations.

Use of Non-GAAP Financial Metrics in our Executive Compensation Program

The Company generally uses non-GAAP financial metrics to facilitate management’s financial and operational decision-making, evaluate historical operating results, make comparisons to competitors’ operating results and determine management incentive compensation.

(1)

The Company believes that referring to comparable constant-currency revenue growth rates is a useful way to evaluate the Company’s net revenue. Constant-currency revenue growth rate, a non-GAAP financial metric, measures the change in net revenue between current- and prior-year periods, without taking into account the impact of foreign currency exchange rates during the current period. In 2019, the impact of foreign currency exchange rates decreased the Company’s revenue growth rate by approximately 2%, from an increase of 1% on a constant-currency basis to a decrease of 1% on an as-reported basis.

(2)

The Company’s non-GAAP operating income and non-GAAP EPS growth are based on operating income and EPS reported in accordance with GAAP, but adjusted to exclude certain charges and credits that the Company considers not directly related to ongoing operations of the Company. In 2019, GAAP operating income and EPS were adjusted to exclude purchased intangibles amortization, restructuring costs and certain other items, pension costs, tax reform, and certain income tax items.

A reconciliation of GAAP to non-GAAP EPS and GAAP to non-GAAP operating income can be found in the Form 8-K dated February 4, 2020 that contained the Company’s results of operations for the quarter and year ended December 31, 2019, which is on the Company’s website at http://www.waters.com under the caption “Investors.” Copies may be obtained, without charge, upon written request to the Company, c/o Senior Director, Investor Relations, at 34 Maple Street, Milford, MA 01757 or at investor_relations@waters.com.

Promotion and Appointment-Related Compensation Adjustments

Ms. Aleman was promoted to the position of Senior Vice President, General Counsel and Corporate Secretary, on October 1, 2019. Ms. Aleman’s compensation was approved by the Compensation Committee and was established consistent with the Company’s executive compensation philosophy and after reviewing competitive market data. In connection with her promotion, Ms. Aleman received a 30.6% base salary increase to $350,000. Consistent with other comparable senior vice president positions at the Company, Ms. Aleman’s target bonus opportunity was also increased from 40% to 65% of her annual base salary. Ms. Aleman received additional LTI awards in connection with her promotion with a grant date value of approximately $300,000, approximately 50% of which was delivered in stock options and approximately 50% of which was delivered in

RSUs. The grant date value of these equity awards, when added to the LTI awards Ms. Aleman received in February 2019 in connection with her prior position, was generally consistent with the December 2018 LTI awards granted to the other executive officers in December 2018. The promotion stock option and RSU grants vest as to 20% of the awards on each of the first five anniversaries of the date of grant, generally subject to her continued employment through the applicable vesting date.

Mr. Pratt was appointed to serve as the Company’s Senior Vice President and President of TA Instruments effective September 3, 2019. Mr. Pratt’s compensation was set by the Compensation Committee consistent with the Company’s executive compensation philosophy and after reviewing competitive market data provided by Pearl Meyer. The Company entered into an offer letter with Mr. Pratt that provides for an annual base salary of $425,000 and an annual target bonus opportunity of 75% of his annual base salary. Mr. Pratt’s annual salary is competitive against market data and his target bonus as a percent of salary is consistent with the target bonuses established for other comparable senior vice president positions for the Company. On October 10, 2019 Mr. Pratt received an LTI award with a grant date value of approximately $500,000, approximately 50% which was delivered in stock options and approximately 50% of which was delivered in RSUs. The new hire stock option and RSU grants vest as to 20% of the awards each year on each of the first five anniversaries of the date of grant, generally subject to Mr. Pratt’s continued employment through the applicable vesting date.

STOCKHOLDER OUTREACH PROGRAM

Stockholder Outreach and Say-on-Pay

The Compensation Committee values the opinions of our stockholders and considers the outcome of our annual Say-on-Pay stockholder vote in determining the structure of our executive compensation program, as well as in making future compensation decisions. Waters has historically received annual support for our executive compensation program. Shares voted in favor of our executive compensation program in 2018 and 2019 were approximately 83% and 80%, respectively. The Compensation Committee has made changes to our executive compensation program over the past three years, and for 2020, based in part on stockholder feedback, as described in further detail below.

Listening to our Stockholders

Our stockholders continue to have favorable views of many of the aspects of our executive compensation program, including our emphasis on performance-based compensation and the strength of our performance goals. Our stockholders have also provided constructive feedback to the Company in certain areas of our executive compensation program. In 2019, the Company had discussions with interested stockholders regarding executive compensation design. The insight and views shared with us by these stockholders were considered as we made design changes to our 2020 incentive programs. Key changes made to our executive compensation program in response to stockholder feedback in 2019 and previous years include:

•	A three-year non-GAAP constant-currency revenue growth metric will be used in addition to the relative TSR metric for PSU awards in 2020

•	PSUs were incorporated into our annual LTI grants beginning in 2017, and, beginning in 2020, the PSU weighting was increased from 30% to 50% of the total grant date value of annual LTI awards

•	Annual LTI grants were generally re-oriented around the market median

•	Post-vesting holding periods were implemented for PSU awards beginning in 2017

•	All excise tax gross-up provisions were eliminated from existing agreements with named executive officers and we committed not to provide such gross-up provisions in the future

COMPENSATION PHILOSOPHY, GOVERNANCE, AND PAY PRACTICES

Philosophy and Objectives of Waters’ Executive Compensation Program

Waters’ executive compensation program is intended to be both performance-based and market-competitive, with an emphasis on short- and long-term variable performance-based compensation. The objectives of the Company’s executive compensation program are as follows:

•	To focus senior executives on achieving financial and operating objectives that enhance long-term stockholder value;

•	To align the interests of senior executives with the Company’s stockholders; and

•	To attract and retain senior executive talent.

The Company’s executive compensation program is designed to motivate and reward executives for sustained high levels of achievement of the Company’s financial and operating objectives. In conjunction with our philosophy of emphasizing performance-based compensation, base salaries are generally targeted at or below the market median (determined as described below), with actual base salaries varying based on the performance, tenure, experience, and contributions of the executive officer, and target annual incentive awards are positioned to be at or slightly above the market median, with annual performance targets based on challenging operational and financial goals. In the aggregate, these two annual compensation components provide a target total cash compensation opportunity that approximates the median of the market. We believe that the structure of our total annual cash compensation effectively aligns our executives’ interests with those of our stockholders’ by placing an appropriate emphasis on the achievement of annual financial and operating objectives.

For longer-term alignment of the interests of our executives and stockholders, the Company grants annual LTI awards to executives, generally consisting of stock options and PSUs. The Company also grants RSUs from time to time, generally in connection with promotions and for new hires. Stock options provide value to the executive only if the Company’s stock price increases over time and PSUs will only be earned and vest if the Company delivers a greater total stockholder return than a pre-established comparator group of companies over a three-year performance period. Beginning in 2020, 50% of the annual PSU grants will be eligible to be earned and vest only if the Company’s non-GAAP constant-currency revenue growth exceeds pre-established goals over a three-year performance period. The grant date value of annual LTI awards is generally targeted to be at the market median. The Compensation Committee, however, retains discretion to grant awards with grant date values either below or above the market median based on the executive’s performance, role, and grant size relative to other executives. RSUs generally vest over a three- to five-year period and encourage retention. Stock options and PSUs, which vest over a five-year period and three-year period, respectively, also serve as valuable retention tools. To further encourage retention, PSUs also have a two-year post-vesting hold requirement for the Chief Executive Officer position and a one-year post-vesting hold requirement for all other executives.

In addition to the philosophy and structure of the executive compensation program as described above, the Compensation Committee also considers, as appropriate, the compensation practices for all Waters employees in reviewing the compensation for named executive officers.

Compensation Governance and Pay Practices

Waters maintains strong pay and governance practices as outlined below. A full description of these policies and practices can be found in the discussion below in the section entitled “— Elements of Executive Compensation.”

What We Do	What We Don’t Do

● Post-vesting holding periods for PSU awards	● No executive perquisites

● Compensation recoupment policy for cash incentive awards	● No new or legacy excise tax gross-up provisions

What We Do	What We Don’t Do

● Market-competitive executive compensation levels	● No option repricing without stockholder consent

● Annual compensation risk assessment	● No ad-hoc discretionary or guaranteed annual cash bonus payments for named executive officers

● Anti-hedging policy

● Independent compensation consultant

● Double-trigger for accelerated equity vesting in connection with a change of control

● Robust director and executive officer stock ownership guidelines

●   Beginning in 2020, PSU awards will make up 50% of the total grant date value of annual LTI awards and will also include a market-based component (relative TSR) and an internal performance metric (three-year non-GAAP constant-currency revenue growth)

Stock Ownership Guidelines

In order to more closely align their interests with those of the Company’s stockholders, the Company has minimum stock ownership guidelines for our executive officers and non-employee Directors. These guidelines require the accumulation by anyone who holds the Chief Executive Officer position of common stock equal to five times his or her base salary over a three-year period and the accumulation by our other executive officers of common stock equal to two times their base salary over a five-year period. Based on the advice of Pearl Meyer, the Company’s independent compensation consultant, to align with current best practices, in December 2018 the Board updated the stock ownership guidelines for non-employee Directors to change the required ownership threshold from a minimum of 5,000 shares of common stock to a minimum of five times the annual cash Board retainer, which is required to be accumulated over a five-year period.

If an executive officer or Director shall become non-compliant with the guidelines, he or she will have a period of twelve months to regain compliance with the guidelines. If, after such twelve-month period, the executive officer or Director remains non-compliant, then, 50% of the net after-tax profit from any subsequent stock option exercise must be retained in shares of common stock until compliance with the guidelines is achieved. Exceptions to these stock ownership guidelines may be considered by the Nominating and Corporate Governance Committee. For purposes of these guidelines, in addition to any direct ownership of shares of common stock by an executive officer or Director, any shares of restricted stock and vested “in-the-money” stock options granted by the Company to such executives or Directors apply toward the satisfaction of the guidelines. The ownership guidelines have been met by all of our Directors, except for Ms. Linda Baddour and Mr. Gary Hendrickson, who, as new directors, are in their initial compliance period.

It is important to note that our President and CEO, Mr. O’Connell, personally purchased approximately $1 million of stock upon his start of employment with the Company in September 2015. Furthermore, Mr. O’Connell has not sold any shares (other than to cover tax liabilities for vested RSUs and PSUs) or exercised any stock options since joining the Company.

All named executive officers have met the ownership guidelines, except for Mr. Pratt, who joined the Company in September 2019 and has until 2024 to meet the ownership guidelines.

Recoupment Policy

The Company has adopted a Recoupment Policy for cash incentive awards paid to current or former named executive officers under the Company’s annual incentive plan. Under this policy, if any executive officer engaged in misconduct that resulted in a restatement of financial results, the Board or an authorized committee, such as the Compensation Committee, if it is determined appropriate, could seek reimbursement of the portion of annual incentive plan awards impacted by the event. The Company will review and, as necessary, amend or replace the Recoupment Policy to be in full compliance with the Dodd-Frank Act when rules are adopted with respect to the Dodd-Frank Act’s compensation recoupment provisions.

COMPENSATION SETTING PROCESS

Competitive Market Assessment

Competitive market data is an important factor used in determining the amount of each element of compensation for our named executive officers. The Compensation Committee utilizes Pearl Meyer to provide advice and analysis on the structure of our executive compensation program as well as competitive data on base salary, total cash compensation, and long-term incentives. Pearl Meyer prepares this competitive assessment annually for the Compensation Committee. The Compensation Committee reviews the total direct compensation of each named executive officer, which includes base salary, target annual incentive award and the grant date value of the LTI awards. The Compensation Committee also reviews each named executive officer’s total compensation to ensure that it contains an appropriate level of performance-based compensation and is designed to meet the overall objectives of our executive compensation program. The Compensation Committee considers a range of factors in determining the amount of each compensation element for each named executive officer. The range of factors includes Company performance, individual performance and experience, competitive market data, hiring and retention needs, scope of responsibility, and an individual’s potential for making future contributions to the Company.

Pearl Meyer and the Compensation Committee utilize a core industry peer group of 17 publicly-traded companies in the life sciences and analytical instrument industry with generally similar revenues and market capitalization as Waters.

The 2019 industry peer group was comprised of the following companies.

Agilent	Illumina
Bio-Rad Laboratories	Intuitive Surgical
Bruker	Mettler-Toledo
Cooper Companies	Perkin Elmer
Edwards Lifesciences	ResMed
FLIR Systems	Roper Industries
Hologic	STERIS
IDEXX Laboratories	Teleflex
Varian Medical

Each year, Pearl Meyer evaluates the peer group for its continued appropriateness for external executive compensation comparisons based on the primary selection criteria of similarity in industry, products and services, revenue, and market capitalization. At the time the peer group was originally selected, we targeted peers with both revenue and market capitalization ranging between 50% to 200% of Waters’ revenue and market capitalization.

We monitor the peer group year to year to determine if changes are needed. The median revenue for the peer group for the four quarters ended prior to August 2019 was $2.8 billion and the median market capitalization for the peer group as of August 2019 was $16.2 billion. Waters’ revenue and market capitalization for the same period were $2.4 billion and $14.1 billion, remaining within 20% of the peer group median. Based on this analysis, we did not make adjustments to our peer group in 2019.

Pearl Meyer and the Compensation Committee also utilized independent, globally recognized executive compensation published surveys. The Compensation Committee used this broad survey data in combination with the peer group data in evaluating our named executive officers’ compensation. The Compensation Committee does not rely upon data from any one individual company included in any of these surveys in making compensation decisions. Data from these surveys and/ or the peer companies are combined to develop a primary market composite which is based on survey data and peer company data, which the Compensation Committee uses to compare our named executive officers’ compensation against the market.

ELEMENTS OF EXECUTIVE COMPENSATION

There are three primary elements of our executive compensation program: base salary, annual incentive awards, and LTI awards. Each element addresses specific objectives of the program and together they are intended to meet the overall philosophy and objectives of our executive compensation program as described above. The mix of short-term cash incentives and long-term equity incentives focuses executives on the achievement of annual and longer-term financial and operating objectives that drive long-term stockholder value. The Compensation Committee reviews the combined total of these three compensation elements (measured at target for annual and long-term incentives, as applicable), or total direct compensation, in order to appropriately position total direct compensation relative to both the market and the Company’s objectives. Although the amount of each element of compensation for each named executive officer differs based on position-specific market data, the critical nature of the executive’s position to the business, the executive’s level of contribution, and other individual factors, the overall structure and compensation elements utilized in 2019 are consistent for the CEO and all other named executive officers.

Compensation Element	Objective	Target Position to Market	2019 Market for Named Executive Officers (1)

Base Salary	To attract and retain senior executives and other key employees.	Generally targeted at or below the 50th percentile. Actual individual salaries may vary based on an executive’s performance, tenure, experience and contributions.	The overall market position for base salaries in 2019 was at approximately the 35th percentile of the market.

Annual Incentive	To motivate senior executive officers to achieve challenging financial and operational goals as established by the Compensation Committee at the beginning of the fiscal year.

Target payouts at 100% achievement of performance goals are generally positioned at or slightly above the 50th percentile in order to achieve a target total cash opportunity (base salary plus target annual incentive) that approximates the 50th percentile of the market. Achievement of threshold performance goals is required for any payout.

The overall market position for total target cash opportunity (that is, the sum of base salary and target annual incentive) was at approximately the 50th percentile of the market.

Long-Term Performance- Based Equity Incentive Awards

To motivate senior executives and other key employees to contribute to the Company’s long-term growth of stockholder value and to align compensation with the growth in Waters’ stock price and achievement of the Company’s strategic growth goals. LTI awards are also designed to assist in the retention of senior executives and key employees.

		Equity compensation is targeted to be at market median. Actual individual grants are determined based on the executive’s position, performance, tenure, experience and contributions.	Annual LTI awards granted in December 2018 for 2019 were at approximately the 50th percentile of the market. In addition, annual LTI awards granted on February 12, 2020 were at approximately the 35th percentile of the market.

(1)

The 2019 market position described in the above table reflects the analysis completed by Pearl Meyer in the fourth quarter of 2019 based on the market composite data described above. The market position described in the table above includes the cash compensation comprised of base salary and target annual incentive bonus for each named executive officer for 2019, excluding Mr. Beaudouin and annualized for Ms. Aleman (following her promotion) and Mr. Pratt. As described above, the Compensation Committee granted annual LTI awards to executives in December of 2018 and subsequently changed its historical grant schedule to make annual grants in February of each year. As a result, our named executive officers (other than Ms. Aleman and Mr. Pratt) were not granted annual LTI awards in 2019. Ms. Aleman received an annual LTI award for 2019 in February 2019, along with our other non-executive employees, and was granted additional awards in connection with her promotion in October 2019. The market position described in the table above includes the annual LTI awards granted in December 2018 and February 2020, but not the awards granted to Ms. Aleman and Mr. Pratt in 2019 or any awards granted to Mr. Beaudouin.

Base Salary

The base salaries for the CEO and other named executive officers are reviewed annually by the Compensation Committee. Consistent with the compensation practices established for all Company employees, the individual salaries for the CEO and named executive officers are determined based upon a combination of factors, including past individual performance and experience, Company performance, scope of responsibility, an individual’s potential for making contributions to future Company performance, and annual base salary increase guidelines. The Compensation Committee considers all these factors in determining base salary increases and does not assign a specific weighting to any individual factor.

Assessment of Base Salary and Promotional Increases

In addition to considering the factors listed above, the Compensation Committee also considers the competitive market position of each named executive officer’s base salary. Prior to 2019, it had been the Company’s practice for base salary increases to be approved by the Compensation Committee at the end of the fiscal year with an effective date at the beginning of the next fiscal year, or January 1st of each year. Beginning in 2020, base salary increases will generally be approved by the Compensation Committee during the February Compensation Committee meeting to align with other performance review practices of the Company. The competitive assessment completed by Pearl Meyer at the end of 2018 provided the market information used in determining the base salary in effect in 2019 for our named executive officers (other than Ms. Aleman and Mr. Pratt), for Ms. Aleman’s base salary increase in connection with her promotion in October 2019 and in establishing Mr. Pratt’s base salary in connection with his hire. The overall competitive market position for the named executive officers in this Pearl Meyer analysis was at approximately the 40th percentile.

In December 2018, the Compensation Committee determined that base salaries for named executive officers would not be increased for 2019. This decision was based primarily on below target performance on the Company’s constant-currency revenue growth metric for 2018 and the market competitiveness of current base salary levels. As described above, Ms. Aleman’s base salary was increased in connection with her promotion in October 2019.

Annual Incentive

The Compensation Committee periodically reviews its annual incentive plan with Pearl Meyer. The objectives of this review are to consider the alignment of the annual incentive plan with Waters’ compensation philosophy and emphasis on pay-for-performance and to review the performance metrics and goals utilized under the plan to ensure they provide the best ongoing motivators to execute our business strategy and create stockholder value.

Assessment of 2019 Annual Incentive Plan

The Management Incentive Plan was the annual incentive plan for our named executive officers, other executives and key employees of the Company for 2019. The Compensation Committee establishes Company performance metrics and goals under this plan at the beginning of each fiscal year for our named executive officers. Target annual incentive bonuses for each named executive officer under this plan are based on a percentage of the executive’s base salary, as follows: Mr. O’Connell (125% of base salary); Ms. Buck and Messrs. Harrington, Pratt and Beaudouin (75% of base salary); and Ms. Aleman (46.25% of base salary, prorated for the year for her promotion).

A summary of our 2019 Management Incentive Plan payout structure as a percentage of the named executive officer’s base salary is described in the table below.

2019 Management Incentive Plan Payout Structure as a Percent of Base Salary(1)
Name	Below Threshold Performance	Threshold Performance (.25 x Target)	Target Performance (1.0 x Target)	Maximum Performance (2.5 x Target)

Christopher J. O’Connell	0%	31.25%	125%	312.5%

Sherry L. Buck	0%	18.75%	75%	187.5%

Keeley A. Aleman (2)	0%	11.56%	46.25%	115.63%

Michael C. Harrington	0%	18.75%	75%	187.5%

Jonathan M. Pratt	0%	18.75%	75%	187.5%

Mark T. Beaudouin	0%	18.75%	75%	187.5%

(1)	Payouts are interpolated for performance between threshold, target and maximum levels.

(2)	Ms. Aleman’s payout structure includes a prorated calculation of her pre-promotion payout opportunity and post-promotion payout opportunity.

For 2019, payouts under the Management Incentive Plan were based upon the achievement of a non-GAAP EPS growth goal (weighted 75%) and a non-GAAP constant-currency revenue growth goal (weighted 25%). In order to receive a payout equal to 100% of the executive’s target annual bonus, the Company must achieve 100% of the performance goals established for the year. Threshold performance results in a payout equal to 25% of the named executive officer’s target annual bonus. In order for any amounts to be paid under the Management Incentive Plan a minimum non-GAAP operating income growth goal must be achieved. Performance below the minimum threshold level for non-GAAP operating income growth results in no payout at all, and performance below the threshold level for the other two metrics results in no payout with respect to that metric. In 2019, the maximum payout opportunities were 250% of target or, if less, 1% of non-GAAP operating income for Mr. O’Connell and 0.5% of non-GAAP operating income for the other named executive officers. The Compensation Committee believes that this maximum payout opportunity is consistent with the Company’s philosophy to position total target cash compensation at the median of the market and to provide the opportunity for greater reward for overachievement of challenging performance goals. As discussed in detail below, the Compensation Committee establishes annual performance goals which are intended to be challenging but achievable if Company performance is strong. Historically, the Compensation Committee has utilized non-GAAP EPS growth as the primary performance metric under the Management Incentive Plan for our named executive officers. Use of a non-GAAP EPS growth goal promotes executive team alignment, focuses the executive team on operational efficiencies and profitable growth, provides a long-term perspective among executives, and drives long-term stockholder value. In addition to the non-GAAP EPS growth goals, the Compensation Committee also requires that a minimum non-GAAP operating income growth goal be achieved in order to maintain a balanced focus on operational improvements, excluding the effects of any benefits from finance costs, taxes and stock repurchases. The non-GAAP EPS growth goals are based on EPS reported in accordance with GAAP, but adjusted to exclude certain charges and credits, net of tax, including, but not limited to, purchased intangibles amortization, restructuring costs, pension termination costs, stock award modifications, litigation settlements, the impact of the Tax Cuts and Jobs Act (“Tax Reform”), and certain income tax items. The Company considers these items not directly related to ongoing operations and therefore excludes them from the performance goals set under the Management Incentive Plan. A reconciliation of GAAP to non-GAAP EPS and GAAP to non-GAAP operating income can be found in the Form 8-K filed by Waters dated February 4, 2020.

For 2019, the non-GAAP EPS growth metric was weighted at 75% and the non-GAAP revenue growth in constant-currency metric was weighted at 25%.

For 2019, the Compensation Committee also established a non-GAAP operating income growth goal, with the attainment of a minimum threshold of non-GAAP operating income growth necessary for named executive officers to receive any annual bonus payout and the maximum amount of bonuses payable to our named executive officers under our Management Incentive Plan further limited to a specified percentage of our non-GAAP operating income.

The performance goals required for payout under the 2019 Management Incentive Plan are outlined in the table below.

2019 Management Incentive Plan Performance Targets and Achievement
2019 Performance Measures	Below Threshold Performance	Threshold Performance	Target Performance	Maximum Performance	Actual Achievement

2019 Non-GAAP EPS growth over 2018	<6%	6%	12%	24%	8%

2019 Revenue growth in constant currency over 2018	<3%	3%	6%	12%	1%

2019 Non-GAAP Operating Income growth over 2018	<3%	3%			(2%)

The threshold non-GAAP operating income performance goal must be met in order for there to be a payout under the Management Incentive Plan.

Non-GAAP EPS and non-GAAP operating income for 2019 and 2018 excluded, net of tax, as applicable, purchased intangibles amortization, restructuring costs, pension termination costs, stock award modifications, litigation settlements, the impact of Tax Reform, and other items considered unusual or one-time costs since the Company believes that these items are not directly related to ongoing operations. Because the threshold non-GAAP operating income goal was not met in 2019, there were no payouts under the Management Incentive Plan for named executive officers for 2019.

2020 Annual Incentive Plan

In 2020, the Company re-named our annual incentive plan the Annual Incentive Plan (“AIP”) and made various changes to further align the Company’s short-term incentives with the Company’s business strategy.

The payouts under the 2020 AIP are based upon the achievement of non-GAAP constant-currency revenue growth goals (weighted 50%) and non-GAAP net income growth (weighted 50%). The Compensation Committee feels that shifting the weighting on constant-currency revenue growth from 25% in the previous plan to 50% under the AIP will reinforce the Company’s belief that revenue growth drives our overall success and enables us to continue to invest in future growth and innovation. In addition, the move from a non-GAAP EPS growth metric (previously weighted at 75%) to non-GAAP net income growth metric (weighted at 50%) will emphasize operational results and reflect the on-going operational efforts of the broader employee population.

Due to the shift from non-GAAP EPS growth to non-GAAP net income growth, the 2020 AIP does not include a minimum non-GAAP operating income growth goal before any payout can be achieved. The previous plan included this minimum threshold level for non-GAAP operating income growth due to the fact that non-GAAP EPS growth may reflect Waters’ events that do not reflect on-going operations. The Compensation Committee believes that non-GAAP net income growth more directly aligns with operational results, and the minimum thresholds for each metric (non-GAAP constant-currency revenue and non-GAAP net income) will adequately govern the payouts under each metric.

In addition to the metric changes above, the threshold and maximum performance levels for our named executive officers, as a percentage of target payout, have been modified to increase the threshold payout from 25% to 50% of the named executive officer’s target annual bonus and reduce the maximum payout from 250% of the named executive officer’s target annual bonus to 200% of the target annual bonus. These modifications are in line with competitive market data provided by Pearl Meyer.

The new AIP will also incorporate an individual modifier to its plan design, which will allow the Company to distinguish an individual’s contribution to the overall results, by increasing or decreasing an individual’s payout by up to 20% in each direction, while maintaining the specific, measurable objectives set forth in the annual operating plan. The individual modifier will align an employee’s individual goals and how the goals were achieved, and will be a key tool for both the reward and retention of key employees.

Long-Term Performance-Based Equity Incentive Awards

Multiple factors, considered collectively, are reviewed by the Compensation Committee in determining the overall equity value to award each named executive officer. These factors include competitive market data, dilution, share usage, stock compensation expense, the financial and operational performance of the Company, each named executive officer’s individual performance, and the value of equity grants both individually to each named executive officer and in the aggregate to all named executive officers. The Compensation Committee believes that it is important to provide meaningful reward and recognition opportunities to the named executive officers irrespective of the potential gains they may realize from prior LTI awards.

It has been the long-standing practice of the Compensation Committee to utilize non-qualified stock options to align the interests of our named executive officers and other senior executives with those of Waters’ stockholders. We continue to believe that stock options provide strong alignment between stockholders and these executives because the value of a stock option to an executive is directly related to the stock price appreciation delivered to stockholders following the grant date of the option. If our stock price does not appreciate, the executive will not realize any value with respect to the stock option.

In response to general feedback from our stockholders received through the Stockholder Outreach Program, the Compensation Committee added PSUs as an element of our LTI program starting in 2016. The Compensation Committee grants PSUs to provide an equity-based award tied to a performance goal other than absolute increase in stock price (which is the case with stock options). Our stockholders expressed the view in 2016 that relative TSR was an appropriate performance metric given that it directly correlates to Company and stock price performance, and the Compensation Committee also believed that it was an appropriate and effective metric to further tie compensation realized to performance.

The Compensation Committee also grants RSUs from time to time, including to new hires and in connection with promotions. We believe that RSUs serve an important retention function and are appropriate for new hires and promotions in order to increase their stock ownership to align their interests with those of our stockholders.

Prior to 2019, the Compensation Committee generally awarded annual LTI awards for named executive officers at the Compensation Committee’s annual December meeting. In 2019, a decision was made to move the LTI award grants to the February Compensation Committee meeting to align with the performance review practices of the Company and grants to non-executive employees. As a result of this change, our named executive officers (other than Ms. Aleman) were not granted annual LTI awards in 2019. Ms. Aleman was not an executive officer prior to her promotion in October 2019 and was granted annual LTI awards in February 2019 along with other non-executive employees. Ms. Aleman was granted additional LTI awards in connection with her promotion in October 2019 and Mr. Pratt was granted LTI awards in connection with his hire, as described in detail above.

Annual LTI grants in December 2018 were targeted at the market median for named executive officers, with 70% of the overall grant date equity value granted in the form of stock options and 30% of the overall grant date equity value granted in the form of PSUs that had relative TSR as the only performance metric. As part of the comprehensive incentive plan review conducted in 2019, the Compensation Committee sought to more closely align the LTI program with the Company’s business strategy and implemented the following changes for the February 2020 LTI award grants to our named executive officers:

•	Approximately 50% of the annual grant value is delivered in the form of stock options and 50% in the form of PSUs; and

•	Approximately 50% of the PSU grant value would be tied to relative TSR and 50% tied to three-year non-GAAP constant-currency revenue growth.

The three-year constant-currency revenue growth metric is a non-GAAP financial metric that measures the change in net revenue between two periods, without taking into account the impact of foreign currency exchanges rates during the period. The overall equity grant in February 2020 remains targeted at market median for named executive officers.

Non-qualified stock options generally vest 20% each year on the first five anniversaries of the date of grant, generally subject to continued employment through the applicable vesting date. Non-qualified stock options have an exercise price equal to the closing price of Waters’ common stock on the grant date and have a ten-year term.

TSR-based PSUs will be eligible to vest based on the achievement of the Company’s TSR relative to the TSR of each company in the S&P 500 Health Care Index over a three-year performance period. The number of shares earned under the PSUs will be determined based on the relative TSR achieved as compared to TSR for the companies included in the S&P 500 Health Care Index, with straight line interpolation between these performance levels, as shown in the chart below.

TSR Percentile Rank	Applicable Payout Percent
= > 75th Percentile	200%

50th Percentile	100%
< = 25th Percentile	0%

If Waters’ TSR is negative, in no event will more than 100% of the target number of shares subject to an award be earned. Each earned and vested PSU will be settled by delivery of one share of our common stock. To further align the design of PSUs with the long-term interests of stockholders, the PSUs granted beginning on December 5, 2017 require a post-vesting holding period on the shares received (after payment of tax) in respect of earned PSUs, which is two years in the case of the CEO and one year in the case of the other named executive officers.

Revenue-based PSUs will be eligible to be earned and vest based on the achievement of a non-GAAP constant-currency compound annual growth rate goal over a three-year performance period. The threshold, target, and maximum performance goals will be established on the grant date and based on the Company’s long-term strategic plan as of that date. The number of shares earned under the PSUs will be determined based on the non-GAAP constant-currency growth rate achieved and can range from 0% of the target shares subject to the award if the minimum threshold growth rate is met, to 100% of the target shares subject to the award if the target growth rate is achieved, to a maximum of 200% of the target shares subject to the award if the maximum growth rate is achieved, with straight line interpolation between these performance levels. Competitive market data for long-term performance-based equity incentive awards is prepared for the Compensation Committee by Pearl Meyer. As noted above, the Compensation Committee uses this data as one of the factors in determining the size of the equity grant for each named executive officer.

2017-2019 PSU Performance Results

The PSUs granted on December 9, 2016, January 19, 2017, and February 17, 2017 vested in 2020 upon certification by the Compensation Committee of the achievement of the performance metric included in the award. The performance metric for these awards was 100% based on relative TSR for the performance period ending on December 31, 2019, which was 68.46%, or in the 57th percentile of the S&P 500 Health Care Index over the three-year performance period. This achievement resulted in a payout of 126% of the target PSUs granted.

Perquisites and Benefits

The Company generally does not offer any perquisites for the benefit of our named executive officers.

The named executive officers are eligible to participate in compensation and benefit plans that are generally offered to other employees, such as the Waters Employee Investment Plan (the “401(k) Plan”), the Employee Stock Purchase Plan and health and insurance plans. The named executive officers are also eligible to participate in the Waters 401(k) Restoration Plan (the “401(k) Restoration Plan”) that is available to all employees who meet certain minimum earnings eligibility criteria. Messrs. Beaudouin and Harrington had been eligible to participate in the Waters Retirement Plan, a defined benefit pension plan, and the Waters Retirement Restoration Plan, a non-qualified defined benefit pension plan, prior to the plans’ termination in 2018. These plans are described more fully in the narrative that accompanies the Pension Benefits table and the Non-Qualified Deferred Compensation table in this Proxy Statement.

Severance and Change of Control Arrangements

The Company provides severance protection to each of Messrs. O’Connell, Harrington, and Pratt and Mss. Buck and Aleman pursuant to a Change of Control/Severance Agreement in the event that his or her employment is terminated by the Company without cause or he or she resigns for good reason in connection with a change of control. Our severance and change of control protections are designed to ensure continuity of executive leadership in the event of a change of control of the Company and to ensure the ability of executives to evaluate a potential change of control in the best interests of the Company and stockholders. For a description of the severance and change of control protections in our named executive officers’ Change of Control/Severance Agreements, please see the “— Payments Upon Termination or Change of Control” section of this Proxy Statement.

The Company also provides Mr. O’Connell and Ms. Buck with certain severance protections pursuant to their Offer Letters in the event their respective employment is terminated by the Company other than for cause or if they resign for good reason outside of the change of control context, as described below in the “— Payments Upon Termination or Change of Control” section of this Proxy Statement.

Tax Implications

Section 162(m) of the Internal Revenue Code generally limits the tax deduction available to public companies for annual compensation paid to the chief executive officer and certain other named executive officers in excess of $1 million, subject to certain grandfathering rules for compensation arrangements in effect on November 2, 2017 and not materially modified after such date. The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards the executive talent necessary for Waters’ success and meets the other objectives described above. Consequently, the Compensation Committee has and may continue to pay compensation that is not tax deductible, in whole or in part, or is otherwise limited as to tax deductibility.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Waters specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K of the Exchange Act. Based on its review and these discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Christopher A. Kuebler (Chair)     Edward Conard     Gary E. Hendrickson     Flemming Ornskov, M.D., M.P.H.

EXECUTIVE COMPENSATION TABLES

The table below summarizes the compensation of our named executive officers for the fiscal years ended December 31, 2019 and, if applicable, 2018 and 2017. Compensation is not included in the table below for Mr. Pratt for fiscal years prior to his hire in 2019, or for Ms. Aleman or Mr. Beaudouin for fiscal years 2017 and 2018 because they were not named executive officers for such fiscal years, or for any of our named executive officers for any portion of a fiscal year during which they were not employed by us.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Christopher J. O’Connell President and Chief Executive Officer (a)	2019	$945,000	—	—	—	—	—	$139,859	$1,084,859
	2018	$943,269	—	$1,649,946	$3,849,939	$1,358,083	—	$456,984	$8,258,221
	2017	$894,202	—	$1,649,850	$3,849,973	$1,063,824	—	$142,139	$7,599,988
Sherry L. Buck Senior Vice President and Chief Financial Officer	2019	$540,750	—	—	—	—	—	$18,474	$559,224
	2018	$540,144	—	$479,915	$1,119,981	$466,275	—	$19,437	$2,625,752
	2017	$494,712	$300,000	$1,117,360	$2,203,177	$372,338	—	$94,707	$4,582,294
Keeley A. Aleman Senior Vice President, General Counsel and Corporate Secretary	2019	$282,136	—	$331,479	$442,238	—	—	$17,613	$1,073,466
Michael C. Harrington Senior Vice President, Global Markets	2019	$468,000	—	—	—	—	—	$53,967	$521,967
	2018	$467,308	—	$449,968	$1,049,955	$403,545	—	$48,627	$2,419,403
	2017	$448,077	—	$404,838	$944,999	$319,147	$21,367	$50,259	$2,188,687
Jonathan M. Pratt Senior Vice President and President of TA Instruments	2019	$120,962	—	$249,968	$252,941	—	—	$292	$624,163
Mark T. Beaudouin Former Senior Vice President, General Counsel and Corporate Secretary	2019	$459,702	—	$285,759(j)	—	—	—	$18,474	$763,935

(a)	Mr. O’Connell received no additional compensation for his services as a director in 2019, 2018, or 2017.

(b)	Reflects the base salary earned during 2019 and, if applicable, 2018 and 2017.

(c)	Reflects the sign-on bonus paid to Ms. Buck in 2017 in conjunction with her commencement of employment with us.

(d)

Reflects the aggregate grant date fair value of PSUs and RSUs granted to the named executive officer in the applicable fiscal year, in each case, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the PSUs was determined based on a Monte Carlo simulation model and was determined based on the probable outcome of the performance conditions associated with such awards. The assumptions used to calculate all of the foregoing amounts are disclosed in Note 14 to the Waters Annual Report on Form 10-K for the fiscal years ended December 31, 2019, 2018 and 2017, as applicable. The aggregate grant date fair value of the PSUs granted during 2019, assuming achievement of the highest level of performance, was $363,334 for Ms. Aleman. The aggregate grant date fair value of the PSUs granted during 2018, assuming achievement of the highest level of performance, was $3,893,572 for Mr. O’Connell, $1,139,450 for Ms. Buck and $1,068,348 for Mr. Harrington. The aggregate grant date fair value of the PSUs granted during 2017, assuming achievement of the highest level of performance, was $3,708,384 for Mr. O’Connell, $1,961,006 for Ms. Buck and $935,050 for Mr. Harrington.

(e)

Reflects the aggregate grant date fair value of non-qualified stock options granted to the named executive officer in the applicable fiscal year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used to calculate these amounts are disclosed in Note 14 to the Waters Annual Report on Form 10-K for the fiscal years ended December 31, 2019, 2018, and 2017, as applicable. In the case of Ms. Aleman, the grant date fair value of the stock option awards in 2019 includes the stock options granted on February 26, 2019 and October 10, 2019 at closing prices of $238.52 and $211.30, respectively. In the case of Mr. Pratt, the grant date fair value of the stock option award in 2019 includes his sign-on award granted on October 10, 2019 at a closing price of the Company’s common stock on the grant date of $211.30. In the case of Ms. Buck, the grant date fair value of the stock option awards in 2017 includes her sign-on award granted on January 19, 2017 at a closing price of the Company’s common stock on the grant date of $141.74. The closing prices of the Company’s common stock on the grant dates December 10, 2018 and December 5, 2017, the dates that stock options were granted to Messrs. O’Connell and Harrington and Ms. Buck in 2018 and 2017, were $189.54 and $194.26, respectively.

(f)

Reflects the annual incentive compensation earned in 2018 and 2017, if applicable, under the Company’s Management Incentive Plan. In 2019, the minimum level of non-GAAP operating income required for any payout to be made under the Company’s Management Incentive Plan was not met and, as a result, no payouts were made under this plan.

(g)

The Waters Retirement Plan and Waters Retirement Restoration Plan were terminated in 2018, as described in more detail below. The amount listed in 2017 for Mr. Harrington reflects the change in the annual aggregate estimated present value of accrued retirement benefits from both the frozen Waters Retirement Plan and the frozen Waters Retirement Restoration Plan for 2017. With respect to 2018, there was a negative $220,043 change in such annual aggregate estimated pension value for Mr. Harrington due to the termination of the Waters Retirement Plan. Mr. O’Connell and Ms. Buck did not participate in either of these plans during 2018 or 2017.

(h)

Reflects the matching contribution made for the benefit of each named executive officer under the Waters 401(k) Restoration Plan, a non-qualified retirement plan, and our 401(k) Plan, a qualified retirement plan, for 2019, 2018, and 2017, as applicable, and the dollar amount of group term life insurance premiums paid by the Company on behalf of each named executive officer during 2019, 2018, and 2017, as applicable. In addition, the amounts for Mr. O’Connell and Ms. Buck include reimbursements for their respective relocations to Massachusetts in 2017 and 2018. A summary of these amounts, including the reimbursement for taxes related to relocation expenses is provided in the chart below:

Named Executive Officer	Matching Contributions 401(k) Restoration Plan and 401(k) Plan			Company Paid Group Term Life Insurance Premiums			Relocation Benefits
	2019	2018	2017	2019	2018	2017	2019	2018	2017
Christopher J. O’Connell	$138,185	$192,492	$131,881	$1,674	$1,440	$1,440	—	$263,052	$8,818
Sherry L. Buck	$16,800	$16,500	$16,200	$1,674	$1,440	$1,009	—	$1,497	$77,498
Keeley A. Aleman	$16,800	—	—	$813	—	—	—	—	—
Michael C. Harrington	$52,293	$47,187	$48,914	$1,674	$1,440	$1,345	—	—	—
Jonathan M. Pratt	—	—	—	$292	—	—	—	—	—
Mark T. Beaudouin	$16,800	—	—	$1,674	—	—	—	—	—

(i)	Reflects the total of compensation elements reported in columns (b) through (h) for 2019 and, if applicable, 2018 and 2017.

(j)

Reflects the aggregate change in fair value of PSUs for which the time-based requirement was deemed satisfied as of December 31, 2019 in connection with Mr. Beaudouin’s retirement and were earned based on actual performance as of December 31, 2019 (which was the end of the performance period for these PSU awards), computed in accordance with FASB ASC Topic 718.

The table below sets forth the range of potential payouts under the Management Incentive Plan (“MIP”) and the grants of stock options, RSUs, and PSUs made to the named executive officers in the last fiscal year.

Grants of Plan-Based Awards
Name	Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
			(a)	(a)	(a)	(b)	(b)	(b)	(c)	(d)	(e)	(f)
Christopher J. O’Connell	MIP	—	$295,313	$1,181,250	$2,953,125	—	—	—	—	—	—	—
Sherry L. Buck	MIP	—	$101,391	$405,563	$1,013,906	—	—	—	—	—	—	—
Keeley A. Aleman	Stock Option	2/26/2019	—	—	—	—	—	—	—	4,693	$238.52	$290,497
	PSU	2/26/2019	—	—	—	21	521	1,042	—	—	—	$181,667
	Stock Option	10/10/2019	—	—	—	—	—	—	—	2,543	$211.30	$151,741
	RSU	10/10/2019	—	—	—	—	—	—	709			$149,812
	MIP	—	$40,469	$161,875	$404,688	—	—	—	—	—	—	—
Michael C. Harrington	MIP	—	$87,750	$351,000	$877,500	—	—	—	—	—	—	—
Jonathan M. Pratt	Stock Option	10/10/2019	—	—	—	—	—	—	—	4,239	$211.30	$252,941
	RSU	10/10/2019	—	—	—	—	—	—	1,183	—	—	$249,968
	MIP	—	$26,563	$106,250	$265,625	—	—	—		—	—
Mark T. Beaudouin	MIP	—	$86,194	$344,777	$861,941	—	—	—	—	—	—	—
	PSU											$285,759

(a)

Reflects the range of payouts under the Company’s Management Incentive Plan for threshold, target and maximum performance for 2019. As described above, no payout was made under the Management Incentive Plan for 2019. For a description of the Management Incentive Plan, please refer to the section titled “— Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive” above.

(b)

Reflects the number of PSUs granted by the Compensation Committee on February 26, 2019 to Ms. Aleman under the Company’s 2012 Equity Incentive Plan. The PSUs are earned if the Company’s TSR meets or exceeds a specified level of TSR relative to the TSR for the companies included in the S&P 500 Health Care Index over a three-year performance period, generally subject to continued employment through the vesting date of the award. Amounts in the threshold column reflect the number of PSUs that would be earned if threshold performance were achieved (a TSR percentile rank above the 25th percentile), amounts in the target column (100% of the target award) reflect the number of PSUs that would be earned if target performance were achieved (a TSR percentile rank of 50th percentile), and amounts in the maximum column (200% of the target award) reflect the number of PSUs that would be earned if maximum performance were achieved (a TSR percentile rank of 75% or greater). The number of PSUs earned is interpolated between threshold, target, and maximum performance levels.

(c)

Reflects the number of RSUs granted by the Compensation Committee on October 10, 2019 to Ms. Aleman and Mr. Pratt in connection with Ms. Aleman’s promotion and the commencement of Mr. Pratt’s employment, which vest 20% each year on the first five anniversaries of the date of grant, generally subject to their continued employment through the applicable vesting date.

(d)

Reflects the number of non-qualified stock options granted by the Compensation Committee on February 26, 2019 to Ms. Aleman, and on October 10, 2019 to Ms. Aleman and Mr. Pratt in connection with Ms. Aleman’s promotion and the commencement of Mr. Pratt’s employment. The stock options granted in 2019 vest 20% each year on the first five anniversaries of the date of grant, generally subject to continued employment through the applicable vesting date.

(e)	Reflects the closing price of a share of our common stock on the grant date of the stock option.

(f)

Amounts shown in this column, with respect to non-qualified stock options granted in 2019, reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Amounts shown in this column, with respect to Ms. Aleman’s PSUs, reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, based on a Monte Carlo simulation model and were determined based on the probable outcome of the performance conditions associated with the awards. Assuming the maximum level of performance is achieved, the aggregate grant date fair value of the PSUs granted in 2019 is $363,334 for Ms. Aleman. Amounts show in this column, with respect to Mr. Beaudouin’s PSUs, reflects the aggregate change in fair value of PSUs for which the time-based requirement was deemed satisfied as of December 31, 2019 in connection with Mr. Beaudouin’s retirement and were earned based on actual performance as of December 31, 2019 (which was the end of the performance period for these PSU awards), computed in accordance with FASB ASC Topic 718. Amounts in this column, with respect to RSUs granted to Ms. Aleman and Mr. Pratt in 2019, reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, and were determined by multiplying the number of shares subject to the award by the closing price of Waters common stock on the date the award was granted. The assumptions used to calculate these amounts are disclosed in Note 14 to the Waters Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Narrative Disclosure to the Summary Compensation Table and the Grants of Plan Based Awards Table

Messrs. O’Connell and Pratt and Ms. Buck are parties to an offer letter with us. Pursuant to Mr. O’Connell’s offer letter, which was entered into in connection with his commencement of employment with us in 2015, he was entitled to an initial base salary of $825,000, which has subsequently been increased, and is entitled to a target annual incentive bonus equal to 125% of his base salary. Mr. O’Connell is entitled to participate in our employee benefit plans.

The Company entered into an offer letter with Ms. Buck in January 2017 in connection with her commencement of employment with us, which entitled her to an initial annual base salary of $525,000, which has subsequently been increased, and a target annual incentive bonus equal to 75% of her base salary. Ms. Buck is also entitled to participate in our employee benefit plans.

Mr. Pratt entered into an offer letter with us in August 2019 in connection with his commencement of employment, which entitles him to an initial annual base salary of $425,000 and a target annual incentive bonus equal to 75% of his base salary. Mr. Pratt is also entitled to participate in our employee benefit plans and to receive relocation assistance in connection with his relocation to within a reasonable commuting distance of the Company’s headquarters.

The severance payments and benefits to which each of our named executive officers are entitled are described under the “— Payments Upon Termination or Change of Control” section of this Proxy Statement.

Each of our named executive officers was eligible to participate in the Company’s Management Incentive Plan for 2019. As described above, no amounts were payable under the Management Incentive Plan in 2019.

Ms. Aleman and Mr. Pratt were each granted non-qualified stock options in 2019. The non-qualified stock option awards listed in the Grants of Plan-Based Awards Table, which were granted pursuant to the 2012 Equity Incentive Plan, vest 20% each year on the first five anniversaries of the date of grant, generally subject to continued employment through the applicable vesting date, have a ten-year term, and have an exercise price equal to the closing market price of the Company’s common stock on the date of grant. Ms. Aleman was granted PSUs in 2019. The PSUs listed in the Grants of Plan-Based Awards Table were also granted pursuant to the 2012 Equity Incentive Plan, may be earned based on the Company’s TSR relative to the TSR for the companies included in the S&P 500 Health Care Index over a three-year performance period, and, to the extent earned, vest after the end of the three-year performance period, generally subject to continued employment through the vesting date of the award. The maximum payout for PSUs is 200% of target. Beginning with the annual grant of PSUs made in 2017, the Company implemented a post-vesting holding requirement of two years for the CEO and one year for other executive officers. Ms. Aleman and Mr. Pratt also received a grant of RSUs on October 10, 2019 in connection with Ms. Aleman’s promotion and the commencement of Mr. Pratt’s employment. These RSUs vest 20% each year on the first five anniversaries of the date of grant, generally subject to his continued employment through the applicable vesting date.

The table below sets forth the outstanding equity awards held by each of our named executive officers as of December 31, 2019.

Outstanding Equity Awards at Fiscal Year-End 2019
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable -	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	(a)	(a)		(a)			(b)	(b)
Christopher J. O’Connell	62,260	15,566	$123.55	9/8/2025	—	—	—	—
	108,477	27,120	$128.93	12/9/2025	—	—	—	—
	56,361	37,574	$139.51	12/9/2026	13,548(c)	$3,165,490(c)	—	—
	29,422	44,135	$194.26	12/5/2027	—	—	8,493	$1,984,389
	12,524	50,097	$189.54	12/10/2028	—	—	17,410	$4,067,847

Sherry L. Buck	11,666	17,499	$141.74	1/19/2027	3,267(c)	$763,335(c)	—	—
	—	—	—	—	706(d)	$164,957(d)	—	—
	8,024	12,037	$194.26	12/5/2027	—	—	2,316	$541,133
	3,643	14,574	$189.54	12/10/2028	—	—	5,064	$1,183,204

Keeley A. Aleman	—	—	—	—	85(d)	$19,860(d)	—	—
	—	—	—	—	187(d)	$43,693(d)	—	—
	2,288	3,434	$154.33	2/17/2027	857(c)	$200,238(c)
	913	3,656	$208.47	2/23/2028	—	—	575	$134,349
	—	4,693	$238.52	2/26/2029	—	—	1,042	$243,463
	—	2,543	$211.30	10/10/2029	709(d)	$165,658(d)	—	—

Michael C. Harrington	5,600	—	$113.36	12/11/2024	—	—	—	—
	5,254	5,254	$128.93	12/9/2025	—	—	—	—
	—	5,248	$117.68	2/10/2026	—	—	—	—
	13,527	9,017	$139.51	12/9/2026	3,251(c)	$759,596(c)	—	—
	7,222	10,833	$194.26	12/5/2027	—	—	2,084	$486,927
	3,415	13,663	$189.54	12/10/2028	—	—	4,748	$1,109,370

Jonathan M. Pratt	—	4,239	$211.30	10/10/2029	1,183(d)	$276,408(d)	—	—

Mark T. Beaudouin	8,000	—	$113.36	12/11/2024	—	—	—	—
	7,505	7,506	$128.93	12/9/2025	—	—	—	—
	4,133	8,267	$139.51	12/9/2026	2,980(c)	$696,277(c)	—	—
	3,210	9,629	$194.26	12/5/2027	—	—	1,853	$432,953
	2,732	10,930	$189.54	12/10/2028	—	—	3,798	$887,403

(a)

The expiration date for all non-qualified stock option grants is ten years from the date of grant. All non-qualified stock options vest 20% per year on each of the first, second, third, fourth and fifth anniversaries of the date of grant, generally subject to continued employment through the applicable vesting date.

(b)

PSUs vest upon certification by the Compensation Committee of the achievement of the performance conditions stated in the award following the end of the three-year performance period on December 31, 2020 (for PSUs granted on December 5, 2017 and February 23, 2018) and December 31, 2021 (for PSUs granted on December 10, 2018 and February 26, 2019), generally subject to continued employment through that date. Amounts included in these columns are the number of PSUs that would be earned based upon target performance for PSUs granted on December 5, 2017 and February 23, 2018 and at maximum performance for PSUs granted on December 10, 2018 and February 26, 2019, in each case, as well as their value based on the earned PSUs multiplied by $233.65, which is the closing price of Waters common stock on December 31, 2019.

(c)

PSUs vest upon certification by the Compensation Committee in February 2020 of the achievement of the performance conditions stated in the award following the end of the three-year performance period on December 31, 2019, generally subject to continued employment through that date. Amounts included in these columns are the number of PSUs that were earned based upon performance payout achievement of 126% as of December 31, 2019, as well as their value based on the earned PSUs multiplied by $233.65, which is the closing price of Waters common stock on December 31, 2019.

(d)

RSUs granted on January 19, 2017 to Ms. Buck vest as to one-third of the RSUs on each of the first, second and third anniversaries of the date of grant and those granted to Ms. Aleman and Mr. Pratt on October 10, 2019 vest 20% per year on each of the first five anniversaries of the date of grant. RSU grants are generally subject to continued employment through the applicable vesting date. Dollar amounts included in the column have been determined by multiplying the number of outstanding RSUs by $233.65, which was the closing price of Waters common stock on December 31, 2019.

The table below sets forth certain information regarding stock option awards exercised by, and shares of our common stock delivered upon vesting of RSUs to, our named executive officers during the last fiscal year.

Option Exercises and Stock Vested Fiscal Year 2019
	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
		(a)		(b)

Christopher J. O’Connell	—	—	—	—

Sherry L. Buck	—	—	705	$143,580

Keeley A. Aleman	—	—	267	$62,796

Michael C. Harrington	66,032	$7,446,286	—	—

Jonathan M. Pratt	—	—	—	—

Mark T. Beaudouin	27,848	$2,710,097	—	—

(a)	Equals the Company’s stock price on the exercise date, minus the per share exercise price of the non-qualified stock option, multiplied by the number of shares acquired on exercise.

(b)	Equals the Company’s stock price on the vesting date multiplied by the number of shares acquired on vesting.

Waters previously maintained the Waters Retirement Plan (“Retirement Plan”), a U.S.-defined benefit cash balance plan for eligible U.S. employees, and the Waters Retirement Restoration Plan (“Retirement Restoration Plan”), a U.S. unfunded, non-qualified, defined benefit cash balance plan which provided supplemental retirement benefits out of the general assets of the Company that were otherwise limited due to regulations promulgated by the Internal Revenue Service limiting the amount of compensation that may be taken into account in computing the benefit payable under the Retirement Plan. These plans were frozen to new participants since 2007 and terminated in 2018. As part of these plan terminations, Messrs. Beaudouin’s and Harrington’s benefits under the Retirement Plan were transferred to Principal Life Insurance Company in 2018 and their benefits under the Retirement Restoration Plan were paid in lump sums in 2019. None of our other named executive officers participated in these plans prior to the plan terminations. The table below sets forth certain information with respect to the Retirement Restoration Plan. No information is included regarding the Retirement Plan because the plan was terminated, and Messrs. Beaudouin’s and Harrington’s benefits were transferred in 2018.

Pension Benefits Fiscal Year 2019
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
	(b)		(c)

Christopher J. O’Connell (a)	Waters Corporation Retirement Restoration Plan	—	—	—

Sherry L. Buck (a)	Waters Corporation Retirement Restoration Plan	—	—	—

Keeley A. Aleman (a)	Waters Corporation Retirement Restoration Plan	—	—	—

Michael C. Harrington	Waters Corporation Retirement Restoration Plan	31.08	—	$21,919

Jonathan M. Pratt (a)	Waters Corporation Retirement Restoration Plan	—	—	—

Mark T. Beaudouin	Waters Corporation Retirement Restoration Plan	12.75	—	$155,468

(a)

Messrs. O’Connell and Pratt and Ms. Buck were not eligible to participate in the Waters Retirement Plan or the Waters Retirement Restoration Plan because such plans were frozen in 2007, prior to their hires. Ms. Aleman was eligible to participate in the Waters Retirement Plan, which was terminated in 2018, but was not eligible for the Waters Retirement Restoration Plan prior to the plan being frozen in 2007 due to her position at that time.

(b)	The Waters Retirement Restoration Plan was frozen in 2007, terminated in 2018 and settled in 2019.

(c)

The present value of the accumulated benefit is calculated in accordance with FASB Accounting Standards Codification Topic 715 Compensation — Retirement Benefits. The Company’s valuation methods and assumptions made in connection with the valuation of this accumulated benefit are disclosed in Note 16 to the Waters 2019 Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

The table below summarizes non-qualified deferred compensation plan benefits in the last fiscal year for our named executive officers.

Non-Qualified Deferred Compensation
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
	(a)	(b)	(c)		(d)

Christopher J. O’Connell	$575,771	$121,385	$413,084	—	$2,263,327

Sherry L. Buck	—	—	—	—	—

Keeley A. Aleman	—	—	$11,023	—	$58,569

Michael C. Harrington	$295,373	$35,493	$357,748	—	$1,992,612

Jonathan M. Pratt	—		—	—	—

Mark T. Beaudouin	—	—	$404,511	—	$2,081,157

(a)	Amounts in this column are also reported as salary (column (b)) in the Summary Compensation Table.

(b)

Amounts in this column represent Company contributions to the 401(k) Restoration Plan. These amounts are also reported under the All Other Compensation column (column (h)) in the Summary Compensation Table.

(c)

Amounts reported in this column reflect participant-directed earnings in investment vehicles that are consistent with those offered under the qualified 401(k) Plan, with the exception of Waters common stock, the self-directed Brokeragelink Option, and the Fidelity Managed Income Portfolio. These amounts are not included in the Summary Compensation Table because the earnings are not “above-market” or preferential.

(d)

The aggregate balance amounts under the 401(k) Restoration Plan include deferrals made for prior fiscal years. For individuals who were named executive officers in the fiscal years in which the deferrals were made, the amount of the deferred compensation was included in such individuals’ compensation as reported in the Summary Compensation Table included in the proxy statement for the applicable fiscal year.

All non-qualified deferred compensation contributions made by the named executive officers, or by the Company on behalf of the named executive officers, are made under the 401(k) Restoration Plan. The purpose of the 401(k) Restoration Plan is to allow certain executives and highly compensated employees to defer salary, commissions, and Management Incentive Plan payments to a non-qualified retirement plan in addition to the amount permitted to be deferred under the 401(k) Plan ($19,000 in 2019, or $25,000 if age 50 or older). The 401(k) Restoration Plan is also intended to permit participants to receive the additional matching contributions that they would have been eligible to receive under the 401(k) Plan if the Internal Revenue Service limits on compensation for such plan ($280,000 in 2019) did not apply. Upon termination of employment or retirement from the Company, account balances are distributed according to the payment option and form of payment (e.g., lump sum or installment payments) elected by the participant at time of deferral.

PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Under his offer letter, if Mr. O’Connell’s employment is terminated by the Company other than for cause (as defined in the offer letter) or if he resigns for good reason (as defined in the offer letter), Mr. O’Connell will be entitled to, subject to his execution of a release of claims and continued compliance with the restrictive covenants contained in the offer letter, continued salary and target annual bonus for a period of 24 months following his termination of employment. In addition, Mr. O’Connell will be entitled to receive a lump sum payment equal to the amount that the Company would have paid in premiums under the life, accident, health, and dental insurance plans in which Mr. O’Connell and his dependents were participating immediately prior to the termination of his employment for the 24-month period following the date of such termination. If Mr. O’Connell is employed on or after July 1 of the year in which his employment termination occurs, he will also be entitled to a pro-rata annual bonus for such year, based on actual performance. Mr. O’Connell will be subject to non-competition and non-solicitation restrictions for a period of two years following the termination of his employment.

In accordance with Ms. Buck’s offer letter, if Ms. Buck’s employment is terminated by the Company other than for cause (as defined in the offer letter) or if she resigns for good reason (as defined in the offer letter), Ms. Buck will be entitled to, subject to her execution of a release of claims and continued compliance with the restrictive covenants contained in the offer letter, continued salary and target annual bonus for a period of 12 months following her termination of employment. In addition, Ms. Buck will be entitled to receive a lump sum payment equal to the amount that the Company would have paid in premiums under the life, accident, health, and dental insurance plans in which Ms. Buck and her dependents were participating immediately prior to the termination of her employment for the 12-month period following the date of such termination. Ms. Buck will be subject to non-competition and non-solicitation restrictions for a period of one year following the termination of her employment.

Ms. Aleman and Messrs. Harrington and Pratt do not have an offer letter or employment agreement with the Company that provides for severance benefits. However, each is party to an Executive Change of Control/Severance Agreement, as are Mr. O’Connell and Ms. Buck. Mr. Beaudouin was also party to an Executive Change of Control/Severance Agreement prior to his retirement on December 31, 2019. Mr. O’Connell entered into his agreement effective September 8, 2015. Ms. Buck entered into her agreement on her hire date of January 9, 2017. Ms. Aleman and Mr. Pratt entered into their agreements on May 1, 2018 and February 19, 2020, respectively. Mr. Harrington entered into an amended and restated Executive Change of Control/Severance Agreements as of March 22, 2017 to, among other things, remove a legacy provision providing for the payment of a “gross up” for any excise tax under the “golden parachute” provisions of Section 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as described below.

Cash Severance Benefits

Under the terms of the Executive Change of Control/Severance Agreements with the named executive officers other than Mr. O’Connell, if the executive’s employment is terminated without cause (as defined in the agreement) or if the executive resigns for good reason (as defined in the agreement), in each case, in certain circumstances, during the period beginning nine months prior to, and ending 18 months following, a “change of control” of the Company (as defined in the agreement), the executive would be entitled to receive the following amounts in a lump sum payment:

•	two times annual base salary;

•	two times the greater of the annual accrued incentive plan payment in the year of termination or the target incentive plan payout; and

•	an amount equal to the amount the Company would have paid in premiums for 24 months of continued insurance benefit coverage (life, accident, health, and dental).

For Ms. Buck, the foregoing amounts payable under the agreement are to be reduced by the amount of any severance or similar amounts paid or payable under Ms. Buck’s offer letter, as described above.

Under the terms of Mr. O’Connell’s agreement, if Mr. O’Connell’s employment is terminated without cause (as defined in the agreement) or he resigns for good reason (as defined in the agreement), in each case, in certain circumstances, during the period beginning nine months prior to, and ending 18 months following, a “change of control” of the Company (as defined in the agreement), he would be entitled to receive the following amounts in a lump sum payment:

•	three times annual base salary;

•	three times the greater of the annual accrued incentive plan payment in the year of termination or the target incentive plan payout; and

•	an amount equal to the amount the Company would have paid in premiums for 36 months of continued insurance benefit coverage (life, accident, health, and dental).

The foregoing amounts payable under the agreement are to be reduced by the amount of any severance or similar amounts paid or payable under Mr. O’Connell’s offer letter, as described above.

Equity-Related Severance Benefits

In addition, in the event of a termination of Mr. O’Connell’s employment without cause or resignation for good reason, in each case, in certain circumstances within 9 months prior or 18 months following a change of control, all of his outstanding and unvested stock options will become fully vested and exercisable. In addition, if Mr. O’Connell’s employment is terminated as a result of his death or disability or is terminated by us without cause or by him for good reason, the sign-on stock options granted to him in 2015 in connection with his commencement of employment with us will vest in full (normal vesting for these options will be completed by September 2020).

For stock options and RSUs granted on or after December 9, 2016 to Messrs. Harrington and Pratt and Mss. Buck and Aleman, in the event of a termination of employment without cause or resignation for good reason, in each case, in certain circumstances, within 9 months prior or 18 months following a change of control, all of the outstanding and unvested stock options and RSUs held by such individuals will become fully vested and exercisable upon such termination of employment. For stock options and RSUs granted prior to December 9, 2016 to Mr. Harrington and Ms. Aleman in the event of a change of control, all of the outstanding and unvested stock options and RSUs held by them will become fully vested and exercisable upon such change of control.

For PSUs granted to Messrs. O’Connell, Harrington and Pratt and Mss. Buck and Aleman, if a change of control occurs, the Compensation Committee will determine the extent to which the performance criteria has been satisfied and the number of PSUs that are earned based on such performance criteria as of the change of control. If in connection with the change of control, the earned PSUs are assumed or continued, or a new award is substituted for the earned PSUs and the named executive officer’s employment is terminated without cause or for good reason within 18 months following the change of control, the earned PSUs will automatically vest in full. If in connection with a change of control, the earned PSUs are not assumed or continued, or a new award is not substituted for the earned PSUs, the earned PSUs will automatically vest in full. If the employment of a named executive officer terminates during the performance period of the PSUs due to his or her death, or with respect to PSUs granted beginning in December 2017, his or her retirement, the PSUs will remain eligible to vest based on actual performance and, to the extent vested, will be settled at the end of the performance period or, if earlier on a change of control, prorated for the number of days within the performance period as of the date of termination. Retirement means a termination of employment (other than for cause or at a time when cause exists) at any time the executive has reached age 60 with 10 years of service with the intention of concluding his or her working or professional career. As of December 31, 2019, none of the named executive officer satisfied the age and service conditions under the retirement definition, except for Mr. Beaudouin.

Other Terms

For purposes of the Change of Control/Severance Agreements, “change of control” generally refers to the closing of a merger, consolidation, liquidation, or reorganization of the Company after which the Company does not represent more than 50% of the resulting entity; the acquisition of more than 50% of the voting stock of the Company; or the sale of substantially all of the Company’s assets.

The Change of Control/Severance Agreements provide that, in the event that a named executive officer is subject to an excise tax under Section 4999 of the Code, he or she will be entitled to the greater of the following amounts, determined on an after-tax basis: (1) all payments that would be payable, without regard to the excise tax imposed under Section 4999 of the Code (the “Transaction Payments”), or (2) the portion of such Transaction Payments that provides the named executive officer with the largest payment possible without the imposition of an excise tax under Section 4999 of the Code.

Potential Post-Termination Payments Table

The following table and footnotes present potential payments to each currently employed named executive officer under various circumstances as if the officer’s employment had been terminated on December 31, 2019, the last business day of fiscal 2019, and, as indicated below, if a change of control had also occurred on such date.

Potential Post-Termination Payments Table
Name	Termination/ Change of Control	Base Salary Continuation	Incentive Plan	Benefits Continuation	Accelerated Stock Options (c)	Accelerated Restricted Stock Units (d)	Accelerated Performance Stock Units (e)	Total Value of Post- Termination Payments
Christopher J. O’Connell	Involuntary Termination by the Company without Cause or by the Executive for Good Reason	$1,890,000(a)	$2,362,500(a)	$47,820(a)	$1,713,817	—	—	$6,014,137
	Death	—	—	—	$12,039,296	—	$6,530,518	$18,569,814
	Disability	—	—	—	$1,713,817	—	—	$1,713,817
	Involuntary Termination by the Company without Cause or by Executive for Good Reason Following Change of Control	$2,835,000(b)	$3,543,750(b)	$71,730(b)	$12,039,296	—	$6,530,518	$25,020,294
Sherry L. Buck	Involuntary Termination by the Company without Cause or by the Executive for Good Reason	$540,750(a)	$405,563(a)	$23,866(a)	—	—	—	$970,179
	Death	—	—	—	$2,725,330	$164,957	$1,738,590	$4,628,877
	Involuntary Termination by the Company without Cause or by Executive for Good Reason Following Change of Control	$1,081,500(b)	$811,126(b)	$47,732(b)	$2,725,330	$164,957	$1,738,590	$6,569,235

Potential Post-Termination Payments Table
Name	Termination/ Change of Control	Base Salary Continuation	Incentive Plan	Benefits Continuation	Accelerated Stock Options (c)	Accelerated Restricted Stock Units (d)	Accelerated Performance Stock Units (e)	Total Value of Post- Termination Payments
Keeley A. Aleman	Involuntary Termination by the Company without Cause or by the Executive for Good Reason	—	—	—	—	—	—	—
	Death	—	—	—	$421,279	$229,211	$414,962	$1,065,452
	Involuntary Termination by the Company without Cause or by Executive for Good Reason Following Change of Control	$700,000(b)	$455,000(b)	$2,907(b)	$421,279	$229,211(g)	$414,962	$2,223,359
Michael C. Harrington	Involuntary Termination by the Company without Cause or by the Executive for Good Reason	—	—	—	—	—	—	—
	Death	—	—	—	$3,037,057	—	$1,644,429	$4,681,486
	Involuntary Termination by the Company without Cause or by Executive for Good Reason Following Change of Control	$936,000(b)	$702,000(b)	$33,827(b)	$3,037,057(f)	—	$1,644,429	$6,353,313

Potential Post-Termination Payments Table
Name	Termination/ Change of Control	Base Salary Continuation	Incentive Plan	Benefits Continuation	Accelerated Stock Options (c)	Accelerated Restricted Stock Units (d)	Accelerated Performance Stock Units (e)	Total Value of Post- Termination Payments
Jonathan M. Pratt	Involuntary Termination by the Company without Cause or by the Executive for Good Reason	—	—	—	—	—	—	—
	Death	—	—	—	$94,742	$276,408	—	$371,150
	Involuntary Termination by the Company without Cause or by Executive for Good Reason Following Change of Control	$850,000(b)	$637,500(b)	$46,139(b)	$94,742	$276,408	—	$1,904,789

Potential Post-Termination Payments Table

The following table and footnotes present potential payments to each currently employed named executive officer under various circumstances as if the officer’s employment had been terminated on December 31, 2019, the last business day of fiscal 2019, and, as indicated below, if a change of control had also occurred on such date.

(a)

Represents two times annual base salary, target annual incentive bonus award, and the value of 24 months of benefits continuation for Mr. O’Connell and one times annual base salary, target incentive, and the value of 12 months of benefits continuation for Ms. Buck, in each case, determined based on base salary and premium costs, as applicable, as in effect on December 31, 2019.

(b)

Represents three times annual base salary, target annual incentive bonus, and the value of 36 months of benefits continuation for Mr. O’Connell, and two times annual base salary, target annual incentive bonus, and the value of 24 months of benefits continuation for each of Mss. Buck and Aleman and Messrs. Harrington and Pratt, in each case, determined based on base salary and premium costs, as applicable, as in effect of December 31, 2019.

(c)

Represents the in-the-money value of 100% of the unvested portion of the executive’s stock options upon termination as it relates to a termination of employment in connection with a change in control or death. For Mr. O’Connell, in the event of an involuntary termination of employment by the Company without cause, by him for good reason, or by disability, represents the in-the-money stock option values for his sign-on awards only. The in-the-money stock option value is calculated by multiplying the number of stock options that would have vested upon such employment termination or change of control, as applicable, by the difference between $233.65, the closing price of our common stock on December 31, 2019, and the applicable per share exercise prices of such stock options.

(d)

Represents 100% of the unvested portion of the executive’s RSUs. The value of RSUs is calculated by multiplying the number of RSUs that would have vested upon such employment termination or change of control, as applicable, by $233.65, the closing price of our common stock on December 31, 2019.

(e)

Represents the value of the unvested PSUs assuming the target number of shares vested and became earned on December 31, 2019. The value of the PSUs is calculated by multiplying the target number of units that would have become earned and vested upon such employment termination by $233.65, the closing price of our common stock on December 31, 2019, prorated for the number of days within the performance period as of December 31, 2019, in the case of a termination due to death. The actual amount that can be earned in respect of PSUs will be dependent on actual performance measured at the end of the performance period.

(f)

Represents the in-the-money value of the stock options granted to Mr. Harrington prior to December 9, 2016. For stock options granted prior to December 9, 2016, in the event of a change of control, all outstanding and unvested stock options would vest in full. The in-the-money value is based on the closing price of our common stock on December 31, 2019, $233.65.

(g)

Represents the value of the unvested portion of RSUs granted prior to December 9, 2016 to Ms. Aleman. For RSUs awarded prior to December 9, 2016, in the event of a change of control all outstanding and unvested RSUs would vest in full.

Retirement of Mr. Beaudouin

In connection with Mr. Beaudouin’s retirement on December 31, 2019, a prorated number of Mr. Beaudouin’s PSUs, 1,868 shares, will remain outstanding and eligible to be earned and vest, as described above. The value of these unvested PSUs, assuming the target number of shares are earned and become vested, as of December 31, 2019 would be $436,458, based on the closing price of our common stock of $233.65 on such date. The actual number of PSUs that become earned and vested and the actual value of such PSUs will be based on our actual performance.

CEO PAY RATIO DISCLOSURE

In accordance with SEC rules, we are required to disclose the ratio of the median of the annual total compensation of all of our employees (other than the Chief Executive Officer) to the annual total compensation of our Chief Executive Officer. Under these rules, the median employee is only required to be identified once every three years if there have not been any changes in our employee population or compensation arrangements that we reasonably believe would significantly affect our pay ratio disclosure. After reviewing our employee population and compensation arrangements, we reasonably believe that there were no changes that would significantly affect our pay ratio disclosure and, therefore, did not re-identify our median employee.

To identify our median employee in 2017, we first identified our total employee population as of October 1, 2017, which consisted of 6,738 employees, of which 2,736 were located in the United States and 4,002 were located in non-U.S. jurisdictions. As permitted by SEC rules, we then excluded all employees from the following countries (291): Sweden (47); Australia (32); Denmark (31); Austria (28); Malaysia (27); Hong Kong (21); Hungary (28); Poland (23); Czech Republic (16); Israel (18); Finland (6); Norway (5); Portugal (6); and United Arab Emirates (3). After excluding these employees, our employee population for purposes of identifying the median employee consisted of 6,447 employees, of which 2,736 were located in the United States and 3,711 were located in non-U.S. jurisdictions. To identify the median of the compensation of all of our employees (other than our principal executive officer), we used total cash compensation, including 2016 base salary and actual bonus paid in 2017 in respect of fiscal 2016 performance, with salaries annualized for those permanent employees who did not work for the full year. Reasonable estimates of cash compensation were made for those employees who were hired during 2017 using current base salary and target bonus amounts for 2017 bonuses. Compensation for non-U.S. employees was converted to U.S. dollars based on average fourth quarter foreign currency exchange rates.

With respect to our median employee, we then identified and calculated the elements of such employee’s compensation for fiscal 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $74,654. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation table in this Proxy Statement above. We determined that, for fiscal 2019, (1) the median of the annual total compensation of all of our employees, other than our President and CEO, was $74,654 (down 5.3% from prior year), and

(2) the 2019 annual total compensation of our President and CEO was $1,084,859 (down 86.9% from prior year). The decrease in annual total compensation of our President and CEO from 2018 to 2019 was primarily due to the fact that the President and CEO did not receive an annual LTI grant (due to transition of the timing of grants as described above) and did not receive a payout under the Management Incentive Plan due to the fact that applicable performance goals were not achieved (as described above). As a result, the estimated ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (other than our President and CEO), was approximately 15-to-1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.

Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION

The table below summarizes the compensation for the Company’s non-employee directors in the last fiscal year. Mr. O’Connell did not receive any compensation for his service as a director during 2019. The compensation he received in respect of his employment is included in the Summary Compensation Table in the Compensation Discussion and Analysis below.

Director Compensation Fiscal Year 2019

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)

	(a)	(b)	(c)

Linda Baddour	$79,000	$109,863	$110,000	$298,863

Michael J. Berendt, Ph.D.	$86,500	$109,863	$110,000	$306,363

Edward Conard	$95,000	$109,863	$110,000	$314,863

Laurie H. Glimcher, M.D.	$81,000	$109,863	$110,000	$300,863

Gary E. Hendrickson	$80,500	$109,863	$110,000	$300,363

Christopher A. Kuebler	$103,500	$109,863	$110,000	$323,363

Flemming Ornskov, M.D., M.P.H.	$99,000	$109,863	$110,000	$318,863

JoAnn A. Reed	$106,000	$109,863	$110,000	$325,863

Thomas P. Salice	$104,500	$109,863	$110,000	$324,363

(a)

Reflects Board and committee retainers and meeting fees earned in 2019. The share balance for fees earned and deferred into Company common stock units by Messrs. Conard, Hendrickson, Kuebler, Ornskov, and Salice as of December 31, 2019 were 22,140, 484, 3,279, 822 and 9,450, respectively.

(b)

Mss. Baddour, Glimcher, and Reed and Messrs. Berendt, Conard, Hendrickson, Kuebler, Ornskov, and Salice were each granted 599 shares of restricted stock on January 2, 2019, with a grant date fair value of $183.41 per share (which reflects the closing price of the Company’s common stock on the date of grant) and a vesting date of January 2, 2020. Each of these restricted share grants was outstanding and held by the directors on December 31, 2019.

(c)

Our non-employee directors were each granted 1,760 non-qualified stock options on January 2, 2019, with an exercise price of $183.41 (which was the closing price of the Company’s common stock on the date of grant), and a vesting date of January 2, 2020. The amount set forth in this column reflects the aggregate grant date fair value of non-qualified stock options, computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The assumptions used to calculate these amounts are disclosed in the footnotes to the Waters Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which are incorporated herein by reference. The outstanding stock options held by Mss. Baddour, Glimcher and Reed and Messrs. Berendt, Conard, Hendrickson, Kuebler, Ornskov, and Salice on December 31, 2019, were 3,608, 20,438, 36,438, 36,438, 32,438, 3,608, 24,438, 8,093, and 32,438 options, respectively.

For 2019, cash compensation for the Board of Directors remained consistent with 2018, with the exception of the additional annual retainer for the Compensation Committee Chair, which was increased from $10,000 to $12,500 in 2019. This increase was made following a review of market data, as described below.

For 2019, each non-employee Director was paid a retainer of $55,000 for the year, paid in quarterly installments, and a $1,500 fee for each Board and committee meeting attended. The additional annual retainer for the Lead Director for 2019 was $25,000, resulting in a total annual retainer for the Lead Director of $80,000. The annual retainers for 2019 for the chairs of the Finance Committee, the Nominating and Corporate Governance Committee, and the Science and Technology Committee were $10,000; the Compensation Committee Chair was $12,500; and the Audit Committee Chair was $15,000. The annual director equity awards granted on the first business day in January 2019 had a grant date fair value of approximately $220,000 in equity value to directors, with 50% of the value in the form of restricted stock and 50% in the form of non-qualified stock options. The number of non-qualified stock options was determined based on the Black-Scholes value on the date of grant. Both the restricted stock and non-qualified stock option grants to directors have a one-year vesting term. In addition, the restricted stock and non-qualified stock option grant agreements provide for acceleration of any unvested awards upon the death of a director while in service or in the event of a change of control. The per share exercise price of the annual stock option grant was equal to the closing price of the Company’s common stock on the grant date ($183.41 per share).

All directors are also reimbursed for expenses incurred in connection with their attendance at meetings. Directors who are full-time employees of the Company receive no additional compensation or benefits for service on the Board or its committees.

The Compensation Committee utilizes Pearl Meyer to provide advice on the structure of our Director compensation program. Pearl Meyer and the Compensation Committee utilize sources of data consistent with that used for the executive compensation assessment, which include the industry peer group of 17 publicly-traded companies described above in the Compensation Discussion and Analysis. Based on the competitive assessment conducted by Pearl Meyer, cash compensation for directors in 2020 will remain consistent with 2019, except for the new non-executive Chairman additional annual retainer of $150,000. The Company also sponsors the 1996 Non-Employee Director Deferred Compensation Plan, which provides non-employee Directors with the opportunity to defer 100% of retainer, meeting, and committee fees. Fees may be deferred in cash or invested in Company common stock units. If a director elects to defer his or her fees in Company common stock units, the amount deferred is converted into common stock units by dividing the amount of fees payable by the average stock price of the Company’s common stock for the fiscal quarter. Fees deferred in cash are credited with an interest rate equal to the lesser of the Prime Rate plus 50 basis points or the maximum rate of interest that may be used without being treated as an “above market” interest rate under the SEC guidelines. In 2019, Messrs. Conard, Hendrickson, and Ornskov elected to defer fees into Company common stock units and Ms. Glimcher and Mr. Kuebler elected to defer their fees into cash.

PROPOSAL 4 — APPROVAL OF THE 2020 EQUITY INCENTIVE PLAN

We are asking our stockholders to approve the Waters Corporation 2020 Equity Incentive Plan (the “2020 Equity Plan”) to replace our 2012 Equity Incentive Plan (referred to as the “Prior Plan”). The material terms and features of the 2020 Equity Plan are described under “— Summary of the 2020 Equity Plan” below.

If stockholders do not approve this Proposal 4, the 2020 Equity Plan will not become effective and the Prior Plan will remain in effect in accordance with its terms. If stockholders do approve this Proposal 4, we will no longer make grants under the Prior Plan following such approval and the 2020 Equity Plan will be the only equity incentive plan under which equity awards will be granted to our employees, non-employee directors, and consultants. We will, however, continue to maintain our 2009 Employee Stock Purchase Plan (the “ESPP”) and our 1996 Non-Employee Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”) whether or not this Proposal 4 is approved.

REASONS TO VOTE FOR THIS PROPOSAL

Equity awards are an essential part of our compensation program

We believe that equity compensation has been, and will continue to be, an essential part of our continued success. We view our employees as a key differentiator in the competitive marketplace in which we operate and believe that they are vital in driving our performance. We also believe that equity compensation is essential to successfully attract and retain talent. We believe that equity awards have been, and will continue to be, an essential part of our compensation program.

Equity awards incentivize retention and increases in stockholder value

Our equity-based compensation program primarily consists of stock options, RSUs, and PSUs, as described in more detail in our Compensation Discussion and Analysis above. Stock options provide value only if our stock price increases over time. RSUs primarily serve as a retention tool because they require continued employment over a specified vesting schedule, typically five years, to fully vest in the award. PSUs are generally eligible to be earned and vest based on our relative TSR compared to the TSR of the companies in the S&P 500 Health Care Index over a three-year performance period, as described in the Compensation Discussion and Analysis above. Beginning in 2020, a portion of the PSUs will be eligible be earned and vest based on our constant-currency revenue growth over a three-year performance period. PSUs serve as both a retention tool and also are an important element of our performance-based compensation program. These awards will not vest unless our stock performs at least as well as the stock of a pre-established percentile of our comparator group, in the case of the PSUs that are earned based on our relative TSR, or our constant-currency revenue growth rate exceeds pre-established goals, in the case of PSUs that are earned based on our constant-currency revenue growth. We believe that equity awards have been, and will continue to play, an important role in incentivizing employees and other service providers across our Company to drive increases in stockholder value.

The 2020 Equity Plan is consistent with principles of good corporate governance

Our Board believes that our 2020 Equity Plan will promote the interests of stockholders and is consistent with principles of good corporate governance, including:

•	No Evergreen Share Pool. The plan does not include an “evergreen” share pool that would increase the number of shares available without stockholder approval.

•	No Liberal Share Recycling. Shares used to satisfy tax withholding and the exercise price for stock options do not recycle back into the plan.

•

No Discounted Stock Options or Stock Appreciation Rights. All stock option and stock appreciation rights (“SAR”) awards under the plan must have an exercise or base value that is not less than the fair market value of our common stock on the date of grant.

•

No Repricing or Cash Buybacks Without Stockholder Approval. Other than in connection with a corporate transaction affecting the Company, the plan prohibits any repricing or cash buybacks of underwater stock options or SARs without stockholder approval.

•	No Automatic “Single-Trigger” Accelerated Vesting. The 2020 Equity Plan does not provide for automatic accelerated vesting of awards upon a change in control or other corporate transaction.

•

Limits on Awards. Notwithstanding the elimination of the performance-based compensation exemption from Section 162(m) of the Code, the plan limits the number of stock options, SARs, and other awards that may be granted to plan participants.

•	No Reload Awards. The 2020 Equity Plan prohibits the grant of “reload” awards.

Additional shares are necessary in order for us to meet our anticipated equity compensation needs

As of February 22, 2020 (which represents the end of our fiscal February), there were 1,985,394 shares remaining available for issuance under the Prior Plan. If stockholders do not approve the 2020 Equity Plan, our ability to grant equity awards to our planned new hires, existing employees and other service providers will be limited, which would place us at a competitive disadvantage in the extremely competitive labor market in which we compete.

In determining the number of shares that would be available under the 2020 Equity Plan, our Board considered the number of equity awards we granted during the past three fiscal years, as well our anticipated needs in the future. In fiscal 2017, 2018, and 2019, we granted equity awards in respect of 544,000 shares, 457,000 shares, and 250,000 shares, respectively, under the Prior Plans (assuming target performance for awards that were subject to performance-based vesting) and determined without regard to the fungible share ratio in the Prior Plan. The weighted average number of basic shares of our common stock outstanding in fiscal 2017, 2018 and 2019 was 79,793,000, 76,992,000, and 67,627,000, respectively. As a result, our three-year average burn rate is 0.56%, which is at approximately the 40th percentile of our peer group (as described in the Compensation Discussion and Analysis above).

After a review of our historical practices and our anticipated future growth, at the time the 2020 Equity Plan was approved by our Compensation Committee and our Board, we believe that the shares that would be available under the 2020 Equity Plan if this Proposal 4 is approved would enable us to continue to grant equity awards for approximately four years. Having this additional number of shares available is vital to our ability to attract and retain talent.

PRIOR PLAN INFORMATION

As of February 22, 2020, there were 1,786,838 shares subject to outstanding equity awards under the Prior Plan and, as of this same date, the shares subject to outstanding equity awards and available for issuance under the Prior Plan represented approximately 3% of our outstanding shares (commonly referred to as the “overhang”), in each case, assuming target performance for awards that were subject to performance-based vesting and determined without regard to the Prior Plan’s fungible share ratio. As of February 22, 2020, the total shares available for future issuance under all active plans, with the exception of the ESPP, were 2,311,640. The table below includes aggregate information regarding equity awards outstanding and the number of shares available for future awards under the Prior Plan, the ESPP, and the Director Deferred Compensation Plan (under which non-employee directors may defer compensation into Company common stock units, as described under“— Director Compensation” above), in each case, as of February 22, 2020, and the number of shares that would be available for issuance under the 2020 Equity Plan if this Proposal 4 is approved by stockholders.

	Number of Shares	As a percentage of stock outstanding (as of February 22, 2020)

Outstanding stock options under the Prior Plan (1)	1,479,529	2%

Outstanding RSUs under the Prior Plan	190,640	0%

Outstanding PSUs under the Prior Plan (measured at target performance)	98,265	0%

Outstanding restricted stock under the Prior Plan	18,404	0%

Total outstanding full-value awards (includes RSUs, PSUs and restricted stock from above)	307,309	0%

Outstanding SARs under the Prior Plan	0	0%

Outstanding other awards outstanding under the Prior Plan	0	0%

Total shares subject to outstanding equity awards under the Prior Plan (2)	1,786,838	3%

Total shares available for future issuance under the Prior Plan (3)	1,985,394	3%

Total new shares proposed to be available for issuance under the 2020 Equity Plan (4)	4,725,000	8%

Total shares that may be available for issuance under the 2020 Equity Plan, including shares subject to outstanding equity awards and available for issuance under the Prior Plan and shares proposed to be available for issuance under the 2020 Equity Plan (5)	8,497,232	14%

Total shares available for future issuance under the ESPP	248,647	0%

Total Company common stock units outstanding pursuant to existing deferral elections under the Director Deferred Compensation Plan	36,175	0%

Total shares available for future issuance under the Director Deferred Compensation Plan	290,071	0%

Total shares subject to outstanding equity awards, available for future issuance, and proposed to be available for issuance (6)	9,072,130	15%

(1)	As of February 22, 2020, the weighted-average exercise price of outstanding options is $133.88 and the weighted-average remaining contractual life of outstanding options is 6.9 years.

(2)	Assuming target performance for awards that were subject to performance-based vesting and determined without regard to the fungible share ratio in the Prior Plan.

(3)

Determined without regard to the fungible share ratio in the Prior Plan and excluding shares subject to outstanding equity awards that may become available again for issuance under the Prior Plan. If this Proposal 4 is approved, any such shares, and any shares available for issuance under the Prior Plan as of the date of stockholder approval of this Proposal 4 (up to 3,772,232 shares in the aggregate), will become available for grant under the 2020 Equity Plan, as described below under “— Authorized Shares.”

(4)	New shares proposed to be available under the 2020 Equity Plan, without regard to any shares subject to outstanding equity awards or available for future issuance under the Prior Plan.

(5)

Maximum number of shares proposed to be available under the 2020 Equity Plan, including shares subject to outstanding equity awards or available for future issuance under the Prior Plan. Share counting provisions, including adjustments to the number of shares available under the 2020 Equity Plan and recycling of shares issued or available under the Prior Plan, are described below under “— Authorized Shares” and “— Adjustments.”

(6)

Includes shares subject to outstanding equity awards and available for future issuance under the Prior Plan, shares available for issuance under the ESPP and the Director Deferred Compensation Plan, and new shares proposed to be available for issuance under the 2020 Equity Plan.

SUMMARY OF THE 2020 EQUITY PLAN

The following is a brief summary of the material terms and features of the 2020 Equity Plan. A copy of the 2020 Equity Plan is attached as Appendix A to this Proxy Statement, and we urge our stockholders to read it in its entirety. The following description of certain terms and features of the 2020 Equity Plan is qualified in its entirety by reference to the full text of the 2020 Equity Plan.

Administration

The 2020 Equity Plan will be administered by our Compensation Committee, which will have the discretionary authority to:

•	interpret the plan;

•	determine eligibility for and grant awards;

•	determine the exercise price or base value from which appreciation is measured, or purchase price, if any, applicable to any award;

•	determine, modify, accelerate, or waive the terms and condition of any award;

•	determine the form of settlement of awards;

•	prescribe forms, rules, and procedures relating to the plan and awards; and

•	otherwise do all things necessary or desirable to carry out the purposes of the plan.

The Compensation Committee may delegate certain of its powers under the 2020 Equity Plan, to the extent permitted by law, to one or more of its members or members of the Board, officers, employees, or other persons. As used in this summary, the term “Administrator” refers to our Compensation Committee or its authorized delegates, as applicable.

Eligibility to Receive Awards

Employees, directors, consultants, and advisors of the Company and its affiliates will be eligible to receive awards under the 2020 Equity Plan. Eligibility for stock options intended to be incentive stock options within the meaning of Section 422 of the Code (“ISOs”) will be limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

As of February 22, 2020, we estimate that approximately 5,844 employees, nine directors and no consultants would be eligible to participate in the 2020 Equity Plan.

Authorized Shares

Subject to adjustment as described below, the maximum number of shares of common stock that may be issued in satisfaction of awards under the 2020 Equity Plan will be (i) 4,725,000 shares, plus (ii) the number of shares available for issuance under the our Prior Plan as of the date the 2020 Equity Plan is approved by our stockholders plus (iii) the number of shares underlying awards under the Prior Plan that on or after such date of stockholder approval expire or terminate or are surrendered without the delivery of shares, are forfeited to or repurchased by us, or otherwise become available for grant under the terms of the applicable Prior Plan (the number of shares described in clause (ii) and clause (iii) not to exceed 3,772,232 shares in the aggregate) (the “Share Pool”). Up to 2,500,000 shares from the Share Pool may be issued in satisfaction of ISOs.

The following rules will apply in respect of the Share Pool:

•	The Share Pool will be reduced upon issuance of an award by the maximum number of shares underlying the award.

•	For purposes of the Share Pool and determining the number of shares of stock underlying awards under the Prior Plan that become available for grant under the 2020 Equity Plan, each share underlying a stock option or SAR will reduce or increase, as applicable, the Share Pool by one share and each share underlying any other type of award will reduce or increase, as applicable, the Share Pool by two shares.

•

The Share Pool will be increased by any shares underlying any portion of an award that is settled in cash or that expires, becomes unexercisable, or is forfeited to or repurchased by the Company without the issuance (or retention, in the case of restricted or unrestricted stock) of stock, except that the Share Pool will not be increased by any shares withheld in payment of the exercise price or purchase price of an award or in satisfaction of tax withholding requirements with respect to an award, or by the shares underlying any portion of a SAR that is settled in stock.

•	The Share Pool will not be increased by any shares that are delivered under the 2020 Equity Plan that are subsequently repurchased by us using proceeds directly attributable to stock option exercises.

•	Shares issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition (“Substitute Awards”) will not reduce the Share Pool.

Shares that may be issued under the 2020 Equity Plan may be authorized but unissued shares of our common stock, treasury stock, or previously issued shares of our common stock that are acquired by us. The closing price of our common stock as reported on the New York Stock Exchange on March 20, 2020 was $173.46 per share.

Annual Individual Limits

No person may be granted awards under the 2020 Equity Plan in any calendar year with respect to more than 2,000,000 shares.

Types of Awards

The Plan provides for the grant of stock options, SARs, restricted and unrestricted stock, restricted and unrestricted stock unit awards and other awards that are convertible into or otherwise based on our common stock, which we refer to collectively as awards. Dividends or dividend equivalents may also be granted or paid in connection with awards other than stock options and SARs under the 2020 Equity Plan, provided that any dividends or dividend equivalents will be subject to the same risk of forfeiture, if any, as applies to the underlying award.

•

Stock Options and SARs. The Administrator may grant stock options intended to qualify as ISOs, stock options not intended to so qualify, and SARs. For each stock option or SAR granted under the 2020 Equity Plan, the Administrator determines the number of shares covered by the stock option or SAR, the exercise price or base value from which appreciation is measured, and the terms and conditions of the award. The exercise price of a stock option (or base value of a SAR) granted under the 2020 Equity Plan must be no less than 100% of the fair market value of a share of our common stock on the date of grant (110% in the case of certain ISOs), except in the case of certain Substitute Awards. Other than in connection with certain corporate transactions, we may not, without obtaining stockholder approval, reduce the exercise price or base value of any outstanding stock option or SAR, cancel outstanding stock options or SARs in exchange for stock options or SARs with a lower exercise price or base value, or cancel stock options or SARs that have an exercise price or base value that is greater than the fair market value of a share of our common stock on the date of such cancellation in exchange for cash or other consideration. No stock option or SAR may be granted for a term in excess of ten years (or five years, in the case of certain ISOs).

•

Stock Awards and Restricted Stock Awards. The Administrator may grant stock awards, which may, but need not be, subject to forfeiture if specified vesting conditions are not satisfied. The Administrator determines the terms and conditions of any stock award granted under the 2020 Equity Plan.

•

Stock Unit and Restricted Stock Unit Awards. The Administrator may grant stock unit awards, which may, but need not be, subject to forfeiture if specified performance-based or other vesting conditions are not satisfied. The Administrator determines the terms and conditions of any stock unit award granted under the 2020 Equity Plan.

•	Other Stock-Based Awards. The Administrator may grant other awards that are convertible into or otherwise based on common stock on such terms and conditions as it determines.

•	Performance Awards. The Administrator may grant awards subject to performance-based vesting conditions and such other terms and conditions as it may determine.

Vesting and Other Terms and Conditions of Awards

The Administrator will determine the terms and conditions of all awards granted under the 2020 Equity Plan, including the time or times an award will vest, become exercisable, and remain exercisable, and may at any time accelerate the vesting or exercisability of an award or limit the exercisability of an award. No term of an award may provide for automatic “reload” grants of additional awards upon exercise of a stock option or SAR.

Termination of Employment or Other Status

The Administrator will determine the effect of a termination of employment or other status of a participant on an award.

Transferability of Awards

Except as the Administrator may otherwise provide, awards may not be transferred, other than by will or the laws of descent and distribution, and, during the life of the participant, may be exercised only by the participant.

Corporate Transactions

Except as otherwise provided in an award or other agreement or by the Administrator, in the event of certain consolidations, mergers or similar transactions or series of related transactions:

•	Unvested performance-based awards will be deemed earned at target performance levels and will thereafter be eligible to vest based solely on continued employment;

•

Each outstanding unvested award that is eligible to vest solely based on continued employment (including any awards described above that are deemed to be earned at target performance levels) shall be assumed, continued, or substituted for by the acquiror or survivor with an award that substantially preserves the value as of the transaction and vests on the same schedule, except such award will vest in full if a participant’s employment is terminated for any reason other than cause or if the participant resigns for good reason (if the participant is party to an agreement that includes a definition of good reason), in either case, within two years following the transaction; and

•	Each outstanding unvested award that is not assumed, continued, or substituted for as described above will vest in full in connection with the transaction.

In addition, the Administrator may provide for a payment with respect to some or all awards that are not assumed for an amount equal to the fair market value of the common stock subject to the applicable award minus any exercise, base, or purchase price of such award and on such payment and other terms and conditions as the Administrator determines.

Adjustments

In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization, or other change in our capital structure that constitutes an equity restructuring under the accounting rules, the Administrator will make appropriate adjustments to the Share Pool, the individual limits described above, the number and kind of shares of stock or securities underlying awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to awards, and any other provision of awards affected by the change. The Administrator may make similar adjustments to account for distributions or other events as appropriate to avoid distortion in the operation of the 2020 Equity Plan or any award.

Clawback

Awards under the 2020 Equity Plan will be subject to any of our policies that provide for forfeiture, disgorgement, or clawback and will be subject to forfeiture and disgorgement to the extent required by law or stock exchange listing standards. In addition, awards under the 2020 Equity Plan will be subject to any of our policies that relate to trading on non-public information and permitted transactions with respect to our stock, including limitations on hedging and pledging (See “Policy Against Hedging” above). The Administrator may provide that any outstanding awards or any proceeds or other amounts received in respect of any award will be subject to forfeiture and disgorgement in the event a participant violates any provision of the plan or any applicable award or any restrictive covenant by which he or she is bound.

Amendment or Termination

The Administrator may at any time amend the 2020 Equity Plan or any outstanding award, subject to the participant’s consent if it would materially and adversely affect the participant’s rights under the award and subject to any applicable stockholder approval requirements. The Administrator may at any time terminate the 2020 Equity Plan as to future grants of awards.

Term

No awards shall be granted under the 2020 Equity Plan after the completion of ten years from the date on which the plan is approved by our stockholders, but awards previously granted may extend beyond that time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE 2020 EQUITY PLAN

The following is a summary of certain U.S. federal income tax consequences associated with awards granted under the 2020 Equity Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the 2020 Equity Plan, nor does it cover state, local, or non-U.S. taxes.

Stock Options (other than ISOs)

In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

ISOs

In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company, subject to the limitations set forth in the Code) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

SARs

The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code.

Unrestricted Stock Awards

A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code.

Restricted Stock Awards

A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company, subject to the limitations set forth in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the 2020 Equity Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units

The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is taxed upon vesting (and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

NEW PLAN BENEFITS

No awards under the 2020 Equity Plan have been granted to date. Because future awards under the 2020 Equity Plan will be granted in the discretion of the Administrator, the type, number, recipients, and other terms of such awards cannot be determined at this time.

The following table sets forth the awards that were granted to our named executive officers, our executive officers as a group, our non-employee directors as a group, and our other employees (who are not executive officers) as a group under the Prior Plan for the fiscal year ended December 31, 2019. The number of performance-based restricted stock units listed in the table below is based on the maximum number of shares of common stock that may be delivered under the awards, assuming the applicable performance conditions are achieved at maximum levels of achievement. As described in more detail in the Compensation Discussion and Analysis above, during 2019, we changed the timing of annual equity grants to our executive officers from the end of each year to the beginning of the year. As a result of this change, our executive officers generally were not granted annual equity awards in 2019.

Name and Position	Number of Options	Number of Restricted Stock Units	Number of Shares of Restricted Stock	Number of Performance-Based Restricted Stock Units

Christopher J. O’Connell, President and Chief Executive Officer	—	—	—	—

Sherry L. Buck, Senior Vice President and Chief Financial Officer	—	—	—	—

Keeley A. Aleman, Senior Vice President, General Counsel and Corporate Secretary	7,236	709	—	1,042

Michael C. Harrington, Senior Vice President, Global Markets	—	—	—	—

Jonathan M. Pratt, Senior Vice President and President of TA Instruments	4,239	1,183	—	—

Mark T. Beaudouin, Former Senior Vice President, General Counsel and Corporate Secretary	—	—	—	—

Executive Group	—	—	—	—

Non-Executive Director Group	15,840	—	5,391	—

Non-Executive Officer Employee Group	118,442	84,043	—	25,538

Required Vote and Recommendation of the Board of Directors

Approval of the proposal requires a majority of the votes cast in person or by Proxy by the stockholders entitled to vote thereon. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present. In addition, for New York Stock Exchange purposes, abstentions will be treated as votes cast and, therefore, will have the effect of a vote “AGAINST” the proposal. Broker non-votes will not be treated as votes cast and, therefore, will not have an effect on the determination of whether the proposal has been approved. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE 2020 EQUITY PLAN.

PROPOSAL 5 — OTHER BUSINESS

The Board does not know of any other business to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, it is intended that the persons named in the enclosed form of Proxy will vote said Proxy in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding beneficial ownership of common stock as of March 18, 2020 by (i) each person or entity who is known to the Company to beneficially own five percent or more of the common stock, (ii) each of the Company’s directors, director nominees, and named executive officers and (iii) all of the Company’s directors, director nominees, and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Common Stock(1)

5% Stockholders

The Vanguard Group, Inc. (2)	7,331,061	11.8%

Massachusetts Financial Services Company (3)	5,633,427	9.1%

BlackRock, Inc. (4)	5,109,532	8.3%

Fundsmith LLP (5)	5,106,666	8.2%

The Bank of New York Mellon Corporation (and affiliates) (6)	4,702,368	7.6%

Directors and Named Executive Officers

Christopher J. O’Connell (7)	296,639	*

Sherry L. Buck (7)	32,886	*

Keeley A. Aleman (7)(9)	7,733	*

Michael C. Harrington (7)	39,928	*

Jonathan M. Pratt	1,217	*

Linda Baddour (7)	4,367	*

Michael J. Berendt, Ph.D. (7)	53,816	*

Edward Conard (7)(8)	99,704	*

Laurie H. Glimcher, M.D.(7)	23,906	*

Gary E. Hendrickson (7)(8)	4,367	*

Christopher A. Kuebler (7)(8)	39,816	*

Flemming Ornskov, M.D., M.P.H. (7)(8)	9,716	*

JoAnn A. Reed (7)	52,435	*

Thomas P. Salice (7)(8)(10)	130,914	*

All Directors and Executive Officers as a group (17 persons)	923,521	1.5%

*	Represents less than 1% of the total number of the issued and outstanding shares of common stock.

(1)

Percentages are based upon 61,933,619 shares of common stock outstanding as of March 18, 2020. The figures assume exercise by only the stockholder or group named in each row of all options for the purchase of common stock held by such stockholder or group which are exercisable within 60 days of March 18, 2020. The Directors and Executive Officers included in the group are those who were serving such roles on March 18, 2020.

(2)

Amounts shown reflect the aggregate number of shares of common stock beneficially owned by The Vanguard Group, Inc. based on information set forth in Schedule 13G/A filed with the SEC on February 12, 2020. The Schedule 13G/A indicates that the Vanguard Group, Inc. was the beneficial owner with sole dispositive power as to 7,216,800 shares, shared dispositive power as to 114,261 shares, sole voting power as to 100,464 shares, and shared voting power as to 19,054 of the shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(3)	Amounts shown reflect the aggregate number of shares of common stock beneficially owned by Massachusetts Financial Services Company (“MFS”) based on information set forth in Schedule 13G/A filed with the SEC on February 14, 2020. The Schedule 13G/A indicates that MFS was the beneficial owner with sole dispositive power as to 5,633,427 shares, with shared dispositive power as to none of the shares, with sole voting power as to 4,823,691 shares, and shared voting power as to none of the shares. The address of MFS is 111 Huntington Avenue, Boston, MA 02199.

(4)

Amounts shown reflect the aggregate number of shares of common stock beneficially owned by BlackRock, Inc. based on information set forth in Schedule 13G/A filed with the SEC on February 6, 2020. The Schedule 13G/A indicates that Blackrock, Inc. was the beneficial owner with sole dispositive power as to 5,109,532 shares, with shared dispositive power as to none of the shares, with sole voting power as to 4,431,240 shares and shared voting power as to none of the shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

Amounts shown reflect the aggregate number of shares of common stock beneficially owned by Fundsmith LLP based on information set forth in Schedule 13G filed with the SEC on February 14, 2020. The Schedule 13G indicates that Fundsmith LLP was the beneficial owner with sole dispositive power as to 5,106,666 shares, with shared dispositive power as to none of the shares, with sole voting power as to 5,075,666 shares and shared voting power as to none of the shares. The address of Fundsmith LLP is 33 Cavendish Square, London, UK, W1G 0PQ.

(6)

Amounts shown reflect the aggregate number of shares of common stock beneficially owned by The Bank of New York Mellon Corporation based on information set forth in Schedule 13G/A filed with the SEC on February 3, 2020. The Schedule 13G/A indicates that (i) The Bank of New York Mellon Corporation was the beneficial owner with sole dispositive power as to 3,733,996 shares, with shared dispositive power as to 868,635 shares, with sole voting power as to 3,732,108 shares, and shared voting power as to 110 shares; (ii) BNY Mellon IHC, LLC was the beneficial owner with sole dispositive power as to 3,474,001 shares, with shared dispositive power as to 847,238 shares, with sole voting power as to 3,407,218 shares, and shared voting power as to none of the shares; (iii) MBC Investments Corporation was the beneficial owner with sole dispositive power as to 3,474,001 shares, with shared dispositive power as to 847,238 shares, with sole voting power as to 3,407,218 shares, and shared voting power as to none of the shares; (iv) BNY Mellon Investment Management (Jersey) Limited was the beneficial owner with sole dispositive power as to 2,840,668 shares, with shared dispositive power as to 834,925 shares, with sole voting power as to 2,667,358 shares, and shared voting power as to none of the shares; (v) BNY Mellon Investment Management (Europe) Limited was the beneficial owner with sole dispositive power as to 2,840,668 shares, with shared dispositive power as to 834,925 shares, with sole voting power as to 2,667,358 shares, and shared voting power as to none of the shares; (vi) BNY Mellon Investment Management Europe Holdings limited was the beneficial owner with sole dispositive power as to 2,840,668 shares, with shared dispositive power as to 834,925 shares, with sole voting power as to 2,667,358 shares, and shared voting power as to none of the shares; (vii) BNY Mellon International Asset Management Group Limited was the beneficial owner with sole dispositive power as to 2,840,668 shares, with shared dispositive power as to 834,925 shares, with sole voting power as to 2,667,358 shares, and shared voting power as to none of the shares; (viii) BNY Mellon International Asset Management (Holdings) Limited was the beneficial owner with sole dispositive power as to 2,840,668 shares, with shared dispositive power as to 834,925 shares, with sole voting power as to 2,667,358 shares, and shared voting power as to none of the shares; (ix) BNY Mellon International Asset Management (Holdings) No. 1 Limited was the beneficial owner with sole dispositive power as to 2,840,668 shares, with shared dispositive power as to 834,925 shares, with sole voting power as to 2,667,358 shares, and shared voting power as to none of the shares; and (x) Walter Scott and Partners Limited was the beneficial owner with sole dispositive power as to 2,840,668 shares, with shared dispositive power as to 834,925 shares, with sole voting power as to 2,667,358 shares, and shared voting power as to none of the shares. The address of each of the foregoing entities is c/o The Bank of New York Mellon Corporation, 240 Greenwich Street, New York, New York 10286.

(7)

Includes share amounts which the named individuals have the right to acquire through the exercise of options which are exercisable within 60 days of March 18, 2020 as follows: Mr. O’Connell: 269,044, Ms. Buck: 29,166, Ms. Aleman: 6,198, Mr. Harrington: 37,642, Ms. Baddour: 3,009,

Dr. Berendt: 31,839, Mr. Conard: 31,839, Dr. Glimcher: 19,839, Mr. Hendrickson: 3,009, Mr. Kuebler: 23,839, Dr. Ornskov: 7,494, Ms. Reed: 19,839, and Mr. Salice: 31,839.

(8)

Excludes deferred compensation in the form of phantom stock, receipt of which may be, at the election of the Director, on a specified date at least six months in the future or upon his or her cessation of service as a Director of the Company.

(9)	Includes 132 shares held by Ms. Aleman’s spouse.

(10)

Includes 3,000 shares held in Mr. Salice’s Individual Retirement Account, 7,950 shares held by a charitable trust over which Mr. Salice shares voting and investment power with his spouse as trustees and 60,274 shares held by an LLC over which Mr. Salice has voting and investment power. Mr. Salice disclaims beneficial ownership of the shares held by the charitable trust and of the shares held by the LLC, except to the extent of his pecuniary interest in the LLC.

ANNUAL REPORT ON FORM 10-K

The Company filed its Annual Report on Form 10-K for the year ended December 31, 2019 with the SEC on February 25, 2020. The Annual Report on Form 10-K, including all exhibits, can also be found on the Company’s website (www.waters.com) and can be downloaded free of charge. Paper copies of the Annual Report on Form 10-K, including the financial statements and schedules, may be obtained without charge from the Company. Paper copies of exhibits to the Annual Report on Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to the attention of the Senior Director of Investor Relations at our principal executive offices at 34 Maple Street, Milford, Massachusetts 01757, calling the Senior Director of Investor Relations of Waters at (508) 482-3448 or emailing investor_relations@waters.com.

STOCKHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING

Stockholder Proposals for Inclusion in the Proxy Statement for the 2021 Annual Meeting

If a stockholder wishes to have a proposal formally considered at the Company’s 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) and included in the Company’s proxy statement for that meeting, the proposal must be in writing and received by the Corporate Secretary of the Company at the Company’s principal executive offices at 34 Maple Street, Milford, Massachusetts 01757 by no later than December 3, 2020, and the proposal must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.

Director Nominations for Inclusion in the Proxy Statement for the 2021 Annual Meeting

The Board has adopted a proxy access provision in the Bylaws that allows an eligible stockholder or group of up to 20 stockholders owning at least 3% of our common stock continuously for three years to nominate up to two individuals or 20% of the Board, whichever is greater, for election at the 2021 Annual Meeting, and to have those individuals included in our proxy statement for that meeting. If a stockholder or group of stockholders wishes to nominate one or more director candidates to be included in the proxy statement for the 2021 Annual Meeting pursuant to these proxy access provisions in Section 13 of the Bylaws, notice must be received by the Corporate Secretary of the Company at the Company’s principal executive offices no earlier than November 3, 2020 and no later than December 3, 2020 (subject to adjustment as described in the Bylaws), and the nomination must otherwise comply with the Bylaws.

Other Proposals or Director Nominations for Presentation at the 2021 Annual Meeting

If a stockholder wishes to present other business or nominate a director candidate at the 2021 Annual Meeting, notice must be received by the Corporate Secretary of the Company at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the date of the 2021 Annual Meeting (subject to adjustment as described in the Bylaws). Any such notice must include the information specified in the Bylaws.

STOCKHOLDERS SHARING AN ADDRESS

Only one copy of our Annual Report, Proxy Statement, or Notice (as defined below) is being delivered to multiple security holders sharing an address, unless we have received instructions to the contrary from one or more of the stockholders.

We will undertake to deliver promptly upon written or oral request a separate copy of our Annual Report, Proxy Statement, or Notice to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of our Annual Report, Proxy Statement, or Notice, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one in the future, you may write to the Senior Director of Investor Relations at our principal executive offices at 34 Maple Street, Milford, Massachusetts 01757, call the Senior Director of Investor Relations of Waters at (508) 482-3448, or email investor_relations@waters.com.

USER’S GUIDE

INFORMATION CONCERNING SOLICITATION AND VOTING

Date, Time, and Place of the Annual Meeting

The Annual Meeting will be held on May 12, 2020 at 9:00 a.m., Eastern Time. The Annual Meeting will be a virtual meeting held via the Internet. In order to attend, you must register in advance at www.proxydocs.com/wat prior to the deadline of May 7, 2020 at 5:00 p.m. Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Annual Meeting and will permit you to submit questions. You will not be able to attend the Annual Meeting in person.

The decision to hold a virtual meeting was made as part of our effort to maintain a safe and healthy environment for our Directors, members of management, and stockholders who wish to attend the Annual Meeting, in light of the novel coronavirus disease, COVID-19. We believe that hosting a virtual meeting is in the best interests of the Company and its stockholders and enables increased stockholder attendance and participation because stockholders can participate from any location around the world.

Solicitation

This Proxy Statement is being furnished by the Board in connection with its solicitation of Proxies for use at the Annual Meeting. Solicitation of Proxies, which is being made by the Board, may be made through officers and regular employees of the Company by telephone or by oral communications with stockholders following the original solicitation. No additional compensation will be paid to officers or regular employees for such Proxy solicitation. The Company has retained Alliance Advisors, LLC to conduct a broker solicitation for a fee of $9,000, plus reasonable out-of-pocket expenses. Expenses incurred in connection with the solicitation of Proxies will be borne by the Company.

Voting Matters

The representation in person or by Proxy of a majority of the outstanding shares of common stock of the Company, par value $0.01 per share (the “common stock”), entitled to vote at the Annual Meeting is necessary to provide a quorum for the transaction of business at the Annual Meeting. Shares can only be voted if a stockholder is present via web conference, has voted via the Internet or by telephone, or is represented by a properly signed Proxy. Each stockholder’s vote is very important. Whether or not you plan to attend the Annual Meeting via web conference, please vote over the Internet or by telephone or sign and promptly return the Proxy card, which requires no additional postage if mailed in the United States. All signed and returned Proxies will be counted towards establishing a quorum for the Annual Meeting, regardless of how the shares are voted.

Shares represented by Proxy will be voted in accordance with your instructions. You may specify how you want your shares to be voted by voting on the Internet, by telephone, or by marking the appropriate box on the Proxy card. If your Proxy card is signed and returned without specifying how you want your shares to be voted, your shares will be voted as recommended by the Board, or as the individuals named as Proxy holders deem advisable on all other matters as may properly come before the Annual Meeting. The Proxy will be voted at the Annual Meeting if the signer of the Proxy was a stockholder of record on March 18, 2020 (the “Record Date”).

Any stockholder voting by Proxy has the power to revoke the Proxy prior to its exercise either by voting electronically at the Annual Meeting, by executing a later-dated Proxy or by delivering a signed written notice of the revocation to the Company, c/o Corporate Secretary, at 34 Maple Street, Milford, MA 01757 before the Annual Meeting begins.

As of the Record Date, there were 61,933,619 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. There are no cumulative voting rights. For ten days prior to the Annual Meeting, a list of the stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company’s principal executive offices at 34 Maple Street, Milford, MA 01757 for proper purposes relating to the Annual Meeting. During the Annual Meeting, such list will be available for inspection upon request.

Voting

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting via web conference. Stockholders have three options for submitting their votes: (1) via the Internet, (2) by phone, or (3) by mail using a paper proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient for you, and it saves the Company significant postage and processing costs. In addition, when you vote via the Internet or by telephone prior to the Annual Meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. Refer to your Notice or the email you received for electronic delivery of the Proxy Statement for further instructions on voting.

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
http://www.proxypush.com/wat	866-307-0858	Mark, sign, and date the proxy card and return it in the enclosed postage-paid envelope.

24 hours a day/7 days a week	Toll-free 24 hours a day/7 days a week

Use the Internet to vote your Proxy. Have your proxy card in hand when you access the website.	Use any touch-tone telephone to vote your Proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download the Proxy Statement and Annual Report at http://www.proxydocs.com/wat.

ELECTRONIC DELIVERY OF WATERS STOCKHOLDER COMMUNCATIONS

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by SEC rules, Waters is making this Proxy Statement and its Annual Report available to its stockholders electronically via the Internet. On April 2, 2020, we mailed the Notice to our stockholders, which contains instructions on how to access this Proxy Statement and our Annual Report and vote by Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report electronically or to receive a printed version in the mail. The Notice also instructs you on how you may submit your proxy over the Internet or via web conference at the Annual Meeting.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS:

The Proxy Statement and Annual Report are available at http://www.proxydocs.com/wat.

Whether or not you expect to attend the Annual Meeting via web conference, we urge you to vote your shares by phone, via the Internet, or, if you receive a paper copy of the Proxy Statement and Annual Report, by signing, dating, and returning the proxy card by mail at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you want to do so, as your vote by proxy is revocable at your option.

Appendix A

WATERS CORPORATION

2020 EQUITY INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines certain terms used in the Plan and includes certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock and Stock-based Awards.

3.	ADMINISTRATION

The Plan will be administered by the Administrator. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; to determine eligibility for and grant Awards; to determine the exercise price, base value from which appreciation is measured, or purchase price, if any, applicable to any Award, to determine, modify, accelerate or waive the terms and conditions of any Award; to determine the form of settlement of Awards (whether in cash, shares of Stock, other Awards or other property); to prescribe forms, rules and procedures relating to the Plan and Awards; and to otherwise do all things necessary or desirable to carry out the purposes of the Plan or any Award. Determinations of the Administrator made with respect to the Plan or any Award are conclusive and bind all persons.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a)        Number of Shares. Subject to adjustment as provided in Section 7(b) below, the number of shares of Stock that may be issued in satisfaction of Awards under the Plan is (i) 4,725,000 shares of Stock, plus (ii)(A) the number of shares of Stock available for issuance under the Prior Plan as of the Date of Adoption, plus (B) the number of shares of Stock underlying awards under the Prior Plan that on or after the Date of Adoption expire or terminate or are surrendered without the delivery of shares of Stock, are forfeited to, or repurchased by, the Company, or otherwise become available again for grant under a Prior Plan in accordance with its terms (in the case of this subclause (ii), not to exceed 3,772,232 shares of Stock in the aggregate)(collectively, the “Share Pool”). Up to 2,500,000 of the shares of Stock from the Share Pool may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be granted under the Plan.

(b)        Share Counting. The Share Pool will be reduced upon issuance of an Award under the Plan by the maximum number of shares of Stock underlying the Award. For purposes of the Share Pool and determining the number of Shares of Stock underlying awards under the Prior Plan that become available for grant under the Plan, each share of Stock underlying an Option or SAR will reduce or increase, as applicable, the Share Pool by one share of Stock and each share of Stock underlying any other type of Award will reduce or increase, as applicable, the Share Pool by two shares of Stock. The Share Pool shall be increased by any shares of Stock underlying any portion of an Award that is settled in cash or that expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance (or retention, in the case of Restricted Stock or Unrestricted Stock) of Stock, except that the Share Pool will not be increased by (i) the number of shares of Stock withheld by the Company in payment of the exercise price or purchase price of an Award or in satisfaction of tax withholding requirements with respect to an Award or (ii) the shares of Stock underlying any portion of a SAR that is settled in cash. For the avoidance of doubt, the Share Pool will not be increased by any shares of Stock delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4(a) will be construed to comply with the applicable requirements of Section 422.

(c)        Substitute Awards. The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), shares of Stock issued in respect of Substitute Awards will be in addition to and will not reduce the Share Pool. Notwithstanding the foregoing or anything in Section 4(a) above to the contrary, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance (or retention, in the case of Restricted Stock or Unrestricted Stock) of Stock, the shares of Stock previously subject to such Award will not increase the Share Pool or otherwise be available for future issuance under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all, provided, however, that Substitute Awards will not be subject to the limits described in Section 4(e) below.

(d)        Type of Shares. Stock issued by the Company under the Plan may be authorized but unissued Stock, treasury Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be issued under the Plan.

(e)        Individual Limits. No person may be granted Awards in any calendar year with respect to more than 2,000,000 shares of Stock. In applying the foregoing limit, (i) each share of Stock underlying an Award will be counted as one share of Stock, regardless of the type of Award, and (ii) the number of shares of Stock underlying any Award will be determined based on the maximum number of shares of Stock that may be issued, or the value of which may be paid in cash or other property, assuming maximum payout levels.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among Employees and Directors of, and consultants to, the Company and its Affiliates. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

6.	RULES APPLICABLE TO AWARDS

(a)        All Awards.

(1)        Award Provisions. The Administrator will determine the terms and conditions of all Awards, subject to the limitations provided herein. No term of an Award shall provide for automatic “reload” grants of additional Awards upon the exercise of an Option or SAR. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant agrees (or will be deemed to have agreed) to the terms and conditions of the Award and the Plan. Notwithstanding any provision of the Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2)        Term of Plan. No Awards may be made after ten years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

(3)        Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to applicable securities and other laws and such terms and conditions as the Administrator may determine.

(4)        Vesting; Exercisability. The Administrator will determine the time or times at which an Award vests or becomes exercisable and the terms and conditions on which a Stock Option or SAR remains exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting and/or exercisability of an Award (or any portion thereof), regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A)        Except as provided in (B) and (C) below, immediately upon the cessation of the Participant’s Employment, each Stock Option and SAR (or portion thereof) that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and each other Award that is then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not then vested, will be forfeited.

(B)        Subject to (C) and (D) below, each vested and unexercised Stock Option and SAR (or portion thereof) held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of ninety (90) days following such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C)        Subject to (D) below, each vested and unexercised Stock Option and SAR (or portion thereof) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death or by the Company due to his or her Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending on the first anniversary of such cessation of employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D)        All Awards (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith).

(5)        Recovery of Compensation; Other Policies. The Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable), the proceeds from the exercise or disposition of any Award or Stock acquired under any Award and any other amounts received in respect of any Award or Stock acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted is not in compliance with any provision of the Plan or any applicable Award or any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment, or other restrictive covenant by which he or she is bound. Each Award will be subject to any policy of the Company or any of its Affiliates that relates to trading on non-public information and permitted transactions with respect to shares of Stock, including limitations on hedging and pledging. In addition, each Award will be subject to any policy of the Company or any of its Affiliates that provides for forfeiture, disgorgement, or clawback with respect to incentive compensation that includes Awards under the Plan and will be further subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) to the terms of this Section 6(a)(5) and any clawback, recoupment or similar policy of the Company or any of its Affiliates and further agrees (or will be deemed to have further agreed) to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement described in this Section 6(a)(5). Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6(a)(5).

(6)        Taxes. The grant of an Award and the issuance, delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon the full satisfaction by the Participant of all tax and other withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes and other amounts with respect to an Award as it deems necessary. Without limitation to the foregoing, the Company or any of its Affiliates will have the authority and the right to deduct or withhold (by any means set forth herein or in an Award agreement), or require a Participant to remit to the Company or one of its Affiliates, an amount sufficient to satisfy all U.S. and non-U.S. federal, state and local income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and legally applicable to the Participant and required by law to be withheld (including any amount deemed by the Company, in its discretion, to be an appropriate charge to the Participant even if legally applicable to the Company or one of its Affiliates). The Administrator, in its sole discretion, may hold back shares of Stock from an Award or permit a Participant to tender previously-owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules). Any amounts withheld pursuant to this Section 6(a)(6) will be treated as though such amounts had been made directly to the Participant. In addition, the Company may, to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to a Participant from the Company or any of its Affiliates.

(7)        Dividend Equivalents. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, that (a) dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture as applies to the underlying Award and (b) no dividends or dividend equivalents shall be payable with respect to Options or SARs. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A.

(8)        Rights Limited. Nothing in the Plan or any Award will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in any Award will not constitute an element of damages in the event of a termination of a Participant’s Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its Affiliates to the Participant.

(9)        Coordination with Other Plans. Shares of Stock and/or Awards under the Plan may be issued or granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the Share Pool in accordance with the rules set forth in Section 4 above).

(10)      Section 409A.

(A)        Without limiting the generality of Section 11(b) below, each Award will contain such terms as the Administrator determines and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(B)        Notwithstanding anything to the contrary in the Plan or any Award agreement, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including, but not limited to, changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or desirable to avoid the imposition of an additional tax, interest or penalty under Section 409A.

(C)        If a Participant is determined on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the first business day following the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(10)(C) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid, without interest, on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.

(D)        For purposes of Section 409A, each payment made under the Plan or any Award will be treated as a separate payment.

(E)        With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to the extent required to avoid the imposition of any additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

(b)        Stock Options and SARs.

(1)        Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives a notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by the payment required under the Award. The Administrator may limit or restrict the exercisability of any Stock Option or SAR in its discretion, including in connection with any Covered Transaction. Any attempt to exercise a Stock Option or SAR by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2)        Exercise Price. The exercise price (or the base value from which appreciation is to be measured) per share of each Award requiring exercise must be no less than 100% (in the case of an ISO granted to a 10-percent stockholder within the meaning of Section 422(b)(6) of the Code, 110%) of the Fair Market Value of a share of Stock, determined as of the date of grant of the Award, or such higher amount as the Administrator may determine in connection with the grant.

(3)        Payment of Exercise Price. Where the exercise of an Award (or portion thereof) is to be accompanied by a payment, payment of the exercise price must be made by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise issuable upon exercise, in either case, that have a Fair Market Value equal to the exercise price; (ii) through a broker-assisted cashless exercise program acceptable to the Administrator; (iii) by other means acceptable to the Administrator; or (iv) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4)        Maximum Term. The maximum term of Stock Options and SARs must not exceed 10 years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10-percent stockholder described in Section 6(b)(2) above).

(5)        No Repricing. Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 7 below, the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs; (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs that have an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs; or

(iii) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a)        Covered Transactions. Except as otherwise expressly provided in an Award or other agreement or by the Administrator, the following provisions will apply in the event of a Covered Transaction:

(1)        Assumption or Substitution. In the event of a Covered Transaction, each unvested Award (or portion thereof) that is outstanding as of the consummation of the Covered Transaction that is eligible to vest based on performance shall be deemed to be earned at target performance levels and shall thereafter be eligible to vest solely based on continued Employment. Each such Award (or portion thereof), and each unvested Award (or portion thereof) that is outstanding as of the consummation of the Covered Transaction that is eligible to vest solely based on continued Employment, shall be assumed, continued or substituted for by the acquiror or survivor or an affiliate of the acquiror or survivor with an award that substantially preserves the value of the Award (or portion thereof) as of the consummation of the Covered Transaction and vests on the same schedule as the Award so assumed, continued or substituted for; provided, that, if within two (2) years following the consummation of the Covered Transaction (other than a Covered Transaction described in clause (a)(1) of the definition thereof), a Participant’s Employment is terminated by the Company or any successor thereof for any reason other than Cause or, if a Participant is party to a then-effective employment or severance-benefit agreement with the Company or any of its Affiliates that contains a definition of “Good Reason,” if the Participant resigns for Good Reason (as defined in such agreement, such Award or any award granted in substitution therefor (or portion thereof) shall vest in full.

(2)        Acceleration. Each unvested Award that is outstanding as of the consummation of a Covered Transaction that is not assumed, continued or substituted for as provided in Section 7(a)(1) above shall vest in full in connection with the consummation of the Covered Transaction on a basis that permits the applicable Participant to participate in the Covered Transaction as a stockholder of the Company.

(3)        Cash-Out of Awards. Subject to Section 7(a)(5) below, the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards that are not assumed, continued or substituted for as described in Section 7(a)(1) above or any portion thereof (including only the vested portion thereof, with the unvested portion terminating as provided in Section 7(a)(4) below), equal in the case of each applicable Award or portion thereof to the excess, if any, of (i) the fair market value of a share of Stock multiplied by the number of shares of Stock subject to the Award or such portion, minus (ii) the aggregate exercise or purchase price, if any, of such Award or portion thereof (or, in the case of a SAR, the aggregate base value above which appreciation is measured), in each case, on such payment and other terms and subject to such conditions (which need not be the same as the terms and conditions applicable to holders of Stock generally) as the Administrator determines, including that any amounts paid in respect of such Award in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate. For the avoidance of doubt, if the per share exercise or purchase price (or base value) of an Award or portion thereof is equal to or greater than the fair market value of one share of Stock, such Award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof.

(4)        Termination of Awards upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon the consummation of the Covered Transaction, other than (i) any Award that is assumed, continued or substituted for pursuant to Section 7(a)(1) above and (ii) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

(5)        Additional Limitations. Any share of Stock and any cash or other property or other award delivered pursuant to Section 7(a)(1), Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate, including to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, an acceleration under Section 7(a)(2) above or a cash-out under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(6)        Uniform Treatment. For the avoidance of doubt, the Administrator need not treat Participants or Awards (or portions thereof) in a uniform manner, and may treat different Participants and/or Awards differently, in connection with a Covered Transaction.

(b)        Changes in and Distributions with Respect to Stock.

(1)        Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator will make appropriate adjustments to the Share Pool, the individual limits described in Section 4(e) above, the number and kind of shares of stock or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2)        Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Sections 7(a) and 7(b)(1) above, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award.

(3)        Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to issue any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously issued under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of issuance listed on any stock exchange or national market system, the shares to be issued have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the issuance of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock issued under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued in connection with Stock issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by applicable law, and may at any time terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan or the applicable Award, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so in the Plan or at the time the applicable Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code) or stock exchange requirements, as determined by the Administrator. For the avoidance of doubt, without limiting the Administrator’s rights hereunder, no adjustment to any Award pursuant to the terms of Section 7 above will be treated as an amendment requiring a Participant’s consent.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not affect the right of the Company or any of its Affiliates to grant any person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a)        Waiver of Jury Trial. By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b)        Limitation of Liability. Notwithstanding anything to the contrary in the Plan or any Award, neither the Company, nor any of its Affiliates, nor the Administrator, nor any person acting on behalf of the Company, any of its Affiliates, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to any Award.

(c)        Unfunded Plan. The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Award. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

12.	RULES FOR PARTICIPANTS SUBJECT TO NON-U.S. LAWS

The Administrator may at any time and from time to time (including before or after an Award is granted) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan for Participants based outside of the U.S. and/or subject to the laws of countries other than the U.S., including by establishing one or more sub-plans, supplements or appendices under the Plan or any Award agreement for the purpose of complying or facilitating compliance with non-U.S. laws or taking advantage of tax favorable treatment or for any other legal or administrative reason determined by the Administrator. Any such sub-plan, supplement or appendix may contain, in each case, (i) such limitations on the Administrator’s discretion under the Plan and (ii) such additional or different terms and conditions, as the Administrator deems necessary or desirable and will be deemed to be part of the Plan but will apply only to Participants within the group to which the sub-plan, supplement or appendix applies (as determined by the Administrator); provided, however, that no sub-plan, supplement or appendix, rule or regulation established pursuant to this provision shall increase Share Pool or cause a violation of any U.S. law.

13.	GOVERNING LAW

(a)        Certain Requirements of Corporate Law. Awards and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case, as determined by the Administrator.

(b)        Other Matters. Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 above or as provided in Section 13(a) above, the domestic substantive laws of the Commonwealth of Massachusetts govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c)        Jurisdiction. Subject to Section 13(a) above and except as may be expressly set forth in an Award agreement, by accepting (or being deemed to have accepted) an Award, each Participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the Commonwealth of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the Commonwealth of Massachusetts; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Award or the subject matter thereof may not be enforced in or by such court.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board, including the full Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by applicable law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable.

“Award”: Any or a combination of the following:

(a)        Stock Options.

(b)        SARs.

(c)        Restricted Stock.

(d)        Unrestricted Stock.

(e)        Stock Units, including Restricted Stock Units and performance-based Restricted Stock Units.

(f)        Performance Awards.

(g)        Awards (other than Awards described in (a) through (f) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cause”: In the case of any Participant who is party to an employment or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement shall apply with respect to such Participant for purposes of the Plan for so long as such agreement is in effect. In every other case, “Cause” means, as determined by the Administrator:

(a)        the Participant’s commission of any felony or any crime involving moral turpitude;

(b)        the Participant’s gross negligence, breach of fiduciary duty or breach of any non-competition, non-solicitation, confidentiality or developments agreement or other covenant in favor of the Company;

(c)        the Participant’s willful failure to substantially perform his or her duties with the Company and its Affiliates after a written demand for substantial performance is delivered by the Company or one of its Affiliates, and such failure of substantial performance shall have continued for a period of thirty (30) days after such written demand;

(d)        the Participant has been chronically absent from work (excluding vacations, illnesses or leaves of absences);

(e)        the Participant’s commission of an act of fraud, embezzlement or misappropriation against the Company or one of its Affiliates;

(f)        the Participant shall have refused, after explicit notice, to obey any lawful resolution or direction by the Board or his or her supervisor which is consistent with the Participant’s duties; or

(g)        a violation by the Participant of any material written policy of the Company or any of its Affiliates or any code of conduct adopted by the Company or any of its Affiliates.

A-A-1

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”: Waters Corporation, a Delaware corporation.

“Compensation Committee”: The Compensation Committee of the Board.

“Covered Transaction”: Any of:

(a)        a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock:

1.        in which the Company is not the surviving corporation;

2.        unless following which securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to the Covered Transaction; or

3.        that results in any person or group of persons (within the meaning of Section 13(d)(3) of the Exchange Act) directly or indirectly acquiring beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of securities possessing more than 20% of the total combined voting power of the Company’s outstanding securities unless pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board recommends such stockholders accept, in each case, other than an acquisition by (i) the Company or any of its Affiliates, (ii) an employee benefit plan of the Company or any of its Affiliates, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities;

(b)        a sale or transfer of all or substantially all the Company’s assets;

(c)        a change in the composition of the Board, over a period of thirty-six (36) consecutive months or less, in which a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (1) have been Board members continuously since the beginning of that period, or (2) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the preceding clause (1) who were still in office at the time that election or nomination was approved by the Board; or

(d)        a dissolution or liquidation of the Company.

Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Date of Adoption”: The date the Plan was approved by the Company’s stockholders.

“Director”: A member of the Board who is not an Employee.

“Disability”: In the case of any Participant who is party to an employment, change of control or severance-benefit agreement that contains a definition of “Disability” (or a corollary term), the definition set forth in such agreement shall apply with respect to such Participant for purposes of the Plan for so long as such agreement is in effect. In every other case, “Disability” means, as determined by the Administrator, absence from work due to a disability for a period in excess of ninety (90) days in any twelve (12)-month period that would entitle the Participant to receive benefits under the Company’s long-term disability program as in effect from time to time (if the Participant were a participant in such program).

“Employee”: Any person who is employed by the Company or any of its Affiliates.

“Employment”: A Participant’s employment or other service relationship with the Company or any of its Affiliates. Employment will be deemed to continue, unless the Administrator otherwise determines, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 of the Plan

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to, the Company or any of its Affiliates. If a Participant’s employment or other service relationship is with any of its Affiliates and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate of the Company unless the Participant transfers Employment to the Company or one of its remaining Affiliates. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock reported on the New York Stock Exchange (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO.

“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to performance vesting conditions, which may include Performance Criteria.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division of the Company or to the Company as a whole. The Administrator may provide that one or more of the Performance Criteria applicable to such Award will be adjusted in a manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: This Waters Corporation 2020 Equity Incentive Plan, as from time to time amended and in effect.

“Prior Plan”: The Waters Corporation 2012 Equity Incentive Plan, as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the issuance of Stock or delivery of cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

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“Section 409A”: Section 409A of the Code and the regulations thereunder.

“Section 422”: Section 422 of the Code and the regulations thereunder.

“Stock”: Common stock of the Company, par value $0.01 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to issue Stock or deliver cash measured by the value of Stock in the future.

“Substitute Award”: An award issued under the Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

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ANNUAL MEETING OF WATERS CORPORATION

Date:	Tuesday, May 12, 2020
Time:	9:00 A.M. (Eastern Time)
Place:	www.proxydocs.com/WAT

Please make your marks like this:    ☒  Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1 through 4.

1:	To elect the ten directors specifically named in the proxy statement to serve for a term of one year and until their successors are elected.

		For	Against	Abstain

	Linda Baddour	☐	☐	☐

	Michael J. Berendt, Ph.D.	☐	☐	☐

	Edward Conard	☐	☐	☐

	Laurie H. Glimcher, M.D.	☐	☐	☐

	Gary E. Hendrickson	☐	☐	☐

	Christopher A. Kuebler	☐	☐	☐

	Christopher J. O’Connell	☐	☐	☐

	Flemming Ornskov, M.D., M.P.H	☐	☐	☐

	JoAnn A. Reed	☐	☐	☐

	Thomas P. Salice	☐	☐	☐

		For	Against	Abstain

2:	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2020.	☐	☐	☐

		For	Against	Abstain

3:	To approve, by non-binding vote, named executive officer compensation.	☐	☐	☐

		For	Against	Abstain

4:	To approve the 2020 Equity Incentive Plan.	☐	☐	☐

5:	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

Please visit www.proxydocs.com/WAT to register for (prior to the dealine of May 7, 2020 at 5:00 p.m., Eastern Time) and attend the Virtual Meeting

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Waters Corporation

to be held on Tuesday, May 12, 2020

for Holders of record as of March 18, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/WAT	866-307-0858

Before the Annual Meeting:
• •	Cast your vote online 24 hours a day/7 days a week. Have your Proxy Card/Voting Instructions Form ready.	•	Use any touch-tone telephone toll-free 24 hours a day/7 days a week.
•	View Meeting Documents.	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.vm

During the Annual Meeting: You may attend the Annual Meeting virtually via the Internet and vote at www.proxydocs.com/WAT. Have the information [that is provided to you upon registration for the Annual Meeting] to access and vote electronically at the Annual Meeting.

OR MAIL

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Christopher J. O’Connell and Keeley A. Aleman and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Waters Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2, 3 AND 4 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 5.

All votes for 401(k) participants must be received by 5:00 P.M., Eastern Time, May 7, 2020.

PROXY TABULATOR FOR WATERS CORPORATION c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

  Please separate carefully at the perforation and return just this portion in the envelope provided.

Proxy for Annual Meeting of Shareholders to be held

on Tuesday May 12, 2020

This proxy is being solicited on behalf of the Board of Directors

Please vote, date and sign this Proxy on the other side and return it in the enclosed envelope.

The Stockholder signing on the reverse side (the “undersigned”), having received the Annual Report and Proxy Statement, hereby appoint(s) Christopher J. O’Connell and Keeley A. Aleman and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Waters Corporation (the “Company”) to be held on Tuesday May 12, 2020, and all adjournments and postponements thereof (the “Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if present virtually via the internet, in regard to all matters that may properly come before the Meeting.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority to consider and act upon such business, matters or proposals as may properly come before the Meeting. The Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director in Proposal 1 and FOR proposals 2, 3 and 4.